                                                                        File No.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                     ------
                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                     ------
                         HARTFORD LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

          CONNECTICUT                                       06-094148
          -----------                                       ---------

(State or other jurisdiction of Identification         (I.R.S. Employer Number)
     incorporation or organization)

                                      6355
            --------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)
                                     ------
                                  P.O. Box 2999
                        Hartford, Connecticut 06104-2999
                     (Address of Principal Executive Office)
                                     ------

                                Rodney J. Vessels
                                     Counsel
                             Hartford Life Companies
                 P.O. Box 2999, Hartford, Connecticut 06104-2999
                                 (203) 843-8847
           (Name, address, and telephone number of agent for service)
                                     ------

Approximate date of commencement of proposed sale to the public:
The Annuity covered by this registration statement is to be issued from time to time after the effective date of this registration statement.
                                     ------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/
                              --
                                     ------

                         CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------
Title of Each Class         Amount       Proposed         Proposed         Amount of
of Securities to be         to be        Offering Price   Aggregate        Registration
Registered                  Registered   Per Unit         Offering Price   Fee
- ----------------------------------------------------------------------------------------
Deferred Annuity
Contracts & Participating       *           *             $2,000,000,000*   $689,660.00
Interests Therein
- ----------------------------------------------------------------------------------------

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable in that these Contracts are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dated as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                         HARTFORD LIFE INSURANCE COMPANY
                        Cross Reference Sheet Pursuant to
                           Regulation S-K, Item 501(b)


             FORM S-1 ITEM NUMBER AND CAPTION HEADING IN PROSPECTUS


1.    Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus . . .     Outside Front Cover Page

2.    Inside Front and Outside Back Cover
      Pages of Prospectus. . . . . . . . . . . . .     Inside Front Cover

3.    Summary Information, Risk Factors and            Description of Contracts;
      Ratio of Earnings to Fixed Charges . . . . .     Financial Statements

4.    Use of Proceeds. . . . . . . . . . . . . . .     Investments by HLIC

5.    Determination of Offering Price. . . . . . .     Not Applicable

6.    Dilution . . . . . . . . . . . . . . . . . .     Not Applicable

7.    Selling Security Holders . . . . . . . . . .     Not Applicable

8.    Plan of Distribution . . . . . . . . . . . .     Distribution of Contracts

9.    Description of Securities to be Registered .     Description of Contracts

10.   Interests and Named Experts and Counsel. . .     Not Applicable

11.   Information with Respect to the Registrant .     The Company; Executive
                                                       Officers and Directors;
                                                       Executive Compensation;
                                                       Financial Statements;
                                                       Legal Proceedings

12.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities. . . . . . . . . . . . . . . . .     Not Applicable

P R 0 S P E C T U S
                                                           [Outside front cover]
                                                             page of Prospectus]


                               MODIFIED GUARANTEED
                                ANNUITY CONTRACTS

                         Hartford Life Insurance Company
                                  P.O. Box 5085
                        Hartford, Connecticut  06102-5085

                         ------------------------------

This Prospectus describes participating interests in a group deferred annuity Contract and individual deferred annuity Contracts. Both are designed and offered to provide retirement programs for you if you are an eligible individual. With respect to the Group Contract, eligible individuals include persons who have established Accounts with certain broker-dealers which have entered into a distribution agreement to offer participating interests in the Contract, and members of other eligible groups. (See "Distribution of Contracts," page ____ .) An individual deferred annuity Contract is offered in certain states and certain trusts. Certain Qualified Plans may also purchase the Contract. (See Appendix A).

For a description of individual Contracts issued in certain states where this revised Contract has not been approved, see Appendix B. Participation in a Group Contract will be separately accounted for by the issuance of a Certificate evidencing your interest under the Contract. Participation in an Individual Contract is evidenced by the issuance of an Individual Annuity Contract. The Certificate and Individual Annuity Contract are hereafter referred to as the "Contract".

A minimum single purchase payment of at least $5,000 must accompany the application for a Contract. Hartford Life Insurance Company ("HLIC") reserves the right to limit the maximum single purchase payment amount. No additional payment is permitted on a Contract although eligible individuals may purchase more than one Contract. (See "Application and Purchase Payment," page ____ .)

Purchase payments become part of the general assets of HLIC. HLIC intends generally to invest proceeds from the Contracts in investment-grade securities. (See "Investments by HLIC," page____.)

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY ANY BANK, NOR ARE THEY INSURED BY THE FDIC; THEY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.


                              --------------------



The date of this Prospectus is ___________, 1995.

Upon application, or purchase order, you select an initial Guarantee Period from among those then offered by HLIC. (See, "Initial and Subsequent Guarantee Periods," page ____ and "Establishment of Guarantee Rates and Current Rates," page ____.) Your purchase payment (less surrenders and less applicable premium taxes, if any) will earn interest at the Initial Guarantee Rate which is any effective annual rate after taking into account daily compounding of interest.


At the end of each Guarantee Period, a subsequent Guarantee Period of the same duration will begin unless, within the thirty day period prior to the end of such Guarantee Period, you elect a different duration from among those offered by us at that time. In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement Date then in effect.

The Account Value as of the first day of each subsequent Guarantee Period will earn interest at the Subsequent Guarantee Rate. HLIC's MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEE RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE GUARANTEE RATES. (See, "Initial and Subsequent Guarantee Periods," page _____ and "Establishment of Guarantee Rates and Current Rates," page _____.)


Subject to certain restrictions, partial and total surrenders are permitted. However, such surrenders may be subject to a surrender charge and/or a Market Value Adjustment. A full or partial surrender made prior to the end of a Guarantee Period will be subject to a Market Value Adjustment. Except as described below, the surrender charge will be deducted from any partial or full surrender made before the end of the seventh Contract Year. The surrender charge will be equal to seven percent of the Gross Surrender Value in the first Contract Year, and be reduced by one percentage point for each of the next six Contract Years. FOR A SURRENDER MADE AT THE END OF THE INITIAL GUARANTEE PERIOD, NO SURRENDER CHARGE WILL BE APPLIED PROVIDED SUCH SURRENDER OCCURS ON OR AFTER THE END OF THE THIRD CERTIFICATE YEAR. FOR A SURRENDER MADE AT THE END OF ANY OTHER GUARANTEE PERIOD, NO SURRENDER CHARGE WILL BE APPLIED PROVIDED SUCH SURRENDER OCCURS ON OR AFTER THE END OF THE FIFTH CERTIFICATE YEAR. A REQUEST FOR SURRENDER AT THE END OF A GUARANTEE PERIOD MUST BE RECEIVED IN WRITING WITHIN 30 DAYS PRECEDING THE END OF THE GUARANTEE PERIOD. A MARKET VALUE ADJUSTMENT WILL NOT BE APPLIED.


No surrender charges will be applicable to the application of your Account Value to purchase an annuity on the Annuity Commencement Date. A Market Value Adjustment will be applied if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an Annuity Option you must notify us at least 30 days before the Annuity Commencement Date.

In addition, we will send you any interest that has been credited during the prior twelve months if you so request in writing. No surrender charge or Market Value Adjustment will be imposed on such interest payments. Any such surrender may, however, be subject to tax. (See, "Surrenders", page ____ and "Tax Considerations", page ____.)

The Market Value Adjustment reflects the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time you request the surrender and the then applicable Guarantee Rate being applied to your Account Value. Since Current Rates are based in part upon the investment yields available to HLIC (see "Investments By HLIC", page ____), the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is possible, therefore, that, should such yields increase significantly from the time you purchased your Contract, the amount you would receive upon a full surrender of your Contract may be less than your original purchase payment. If such yields should decrease significantly, the amount you would receive upon a full surrender may be more than your original purchase payment.

We may defer payment of any partial or full surrender for a period not exceeding 6 months from the date of our receipt of your written notice of surrender or the period permitted by state insurance law, if less, but such a deferral of payment will be for a period greater than thirty days only under highly unusual circumstances. Interest of at least 4 1/2% per annum will be paid on any amounts deferred for more than 30 days if HLIC chooses to exercise this deferral right. (See, "Payment Upon Partial or Full Surrender", page ____.)

On the Annuity Commencement Date specified by you, HLIC will make a lump-sum payment or start to pay a series of payments based on the Annuity Options selected by you. (See, "Annuity Period", page ____.)


The Contract provides for a Death Benefit. If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, or if the Participant dies before the Annuity Commencement Date, the Death Benefit will be payable to the Beneficiary as determined under the Contract Control Provisions. With regard to Joint Participants, at the first death of a Joint Participant prior to the Annuity Commencement Date, the Beneficiary will be the surviving Participant notwithstanding that the Designated Beneficiary may be different. The Death Benefit is calculated as of the date we receive written notification of Due Proof of Death at the offices of the HLIC.


The Death Benefit will equal the Account Value. If the named Beneficiary is the spouse of the Participant and the Annuitant is living, the spouse may elect, in lieu of receiving the Death Benefit, to become the Participant and continue the Contract. (See, "Death Benefit", page ____.)

A deduction will be made for Premium Taxes for Contracts sold in certain states. (See "Premium Taxes," page ____.)



Certain special provisions apply only with respect to Contracts issued in the states of California, Missouri, New York, Oregon, South Carolina, Texas, Virginia and Wisconsin. These are set forth in detail in Appendix B. For Contracts issued as individual retirement annuities, HLIC will refund the purchase payment to the Participant if the Contract is returned to HLIC within seven days after Contract delivery.


                              AVAILABLE INFORMATION


HLIC is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional Offices located at 75 Park Place, New York, New York and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.



HLIC has filed registration statements (the "Registration Statements") with the Commission under the Securities Act of 1933 relating to the Contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statements and does not contain all of the information set forth in the Registration Statements and exhibits thereto, and reference is hereby made to such Registration Statements and exhibits for further information relating to HLIC and the Contracts. The Registration Statements and the exhibits thereto may be inspected and copied, and copies can be obtained at prescribed rates, in the manner set forth in the preceding paragraph.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The Annual Report on Form 10-K for the year ended December 31, 1994 heretofore filed by HLIC with the Commission under the 1934 Act is incorporated by reference in this Prospectus.


Any statement contained in a document incorporated by reference here in shall be deemed modified or superseded hereby to the extent that a statement contained in a later-filed document or herein shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

HLIC will furnish, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of the document referred to above which has been incorporated by reference in the Prospectus, other than exhibits to such document (unless such exhibits are specifically incorporated by reference in the Prospectus). Requests for such document should be directed to HLIC, c/o Individual Annuity Operations, P.O. Box 5085, Hartford, Connecticut, 06102-5085, telephone 1-800-862-6668.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

GLOSSARY OF SPECIAL TERMS. . . . . . . . . . . . . . . . . . . . . . .

DESCRIPTION OF CONTRACTS . . . . . . . . . . . . . . . . . . . . . . .

A.  Application and Purchase Payment . . . . . . . . . . . . . . . . .

B.  Accumulation Period. . . . . . . . . . . . . . . . . . . . . . . .

    1.  Initial and Subsequent Guarantee Periods . . . . . . . . . . .

    2.  Establishment of Guarantee Rates and Current Rates . . . . . .

    3.  Surrenders . . . . . . . . . . . . . . . . . . . . . . . . . .

        (a) General. . . . . . . . . . . . . . . . . . . . . . . . . .

        (b) Surrender Charge . . . . . . . . . . . . . . . . . . . . .

        (c) Market Value Adjustment. . . . . . . . . . . . . . . . . .

        (d) Special Surrenders . . . . . . . . . . . . . . . . . . . .

    4.  Guarantee Period Exchange Option . . . . . . . . . . . . . . .

    5.  Premium Taxes. . . . . . . . . . . . . . . . . . . . . . . . .

    6.  Death Benefit. . . . . . . . . . . . . . . . . . . . . . . . .

    7.  Payment upon Partial or Full Surrender . . . . . . . . . . . .

C.  Annuity Period . . . . . . . . . . . . . . . . . . . . . . . . . .

    1.  Electing the Annuity Commencement Date and Form of Annuity . .

    2.  Change of Annuity Commencement Date or Annuity Option  . . . .

    3.  Annuity Options. . . . . . . . . . . . . . . . . . . . . . . .

    4.  Annuity Payment  . . . . . . . . . . . . . . . . . . . . . . .

    5.  Death of Annuitant After Annuity Commencement Date . . . . . .

INVESTMENTS BY HLIC. . . . . . . . . . . . . . . . . . . . . . . . . .

AMENDMENT OF CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . .

ASSIGNMENT OF CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .

DISTRIBUTION OF CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . .

TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

I.   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

II.  Taxation of HLIC. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

III. Taxation of Annuities in General-Non-Tax Qualified Purchasers  . . . .

    A.  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    B.  Aggregation of Two or More Annuity Contracts . . . . . . . . . . . . .

    C.  Non-Natural Persons, Corporations, Etc . . . . . . . . . . . . . . . .

    D.  Other Participants (Natural Persons) . . . . . . . . . . . . . . . . .

        1.  Distributions Prior to the Annuity Commencement Date . . . . . . .

        2.  Distributions After Annuity Commencement Date. . . . . . . . . . .

        3.  Required Distributions in the Event of Participant's Death--
            Applicable to Contracts issued after January 18, 1985. . . . . . .

        4.  Penalty--Applicable to Certain Withdrawals and Annuity Payments. .

        5.  Special Provisions Affecting Contracts Obtained through a
            Tax-Free Exchange of Other Annuity or Life Insurance
            Contracts Purchased Prior to August 14, 1982 . . . . . . . . . . .

    E.  Tax Qualified Purchasers . . . . . . . . . . . . . . . . . . . . . . .

        1.  Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . .

            a. Pension and Profit Sharing Plans. . . . . . . . . . . . . . . .

            b. Tax-Deferred Annuity Plans for Public School Teachers and
                Employers and Employees of Certain Tax-Exempt Organizations. .

            c.  Deferred Compensation Plans for State and Local Governments. .

            d.  Individual Retirement Annuities ("IRA'S"). . . . . . . . . . .

        2.  Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . .

    F.  Federal Income Tax Withholding . . . . . . . . . . . . . . . . . . . .

        1.  Eligible Rollover Distribution . . . . . . . . . . . . . . . . . .

        2.  Non-Eligible Rollover Distributions. . . . . . . . . . . . . . . .

A.  Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

B.  Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . .

C.  Management Discussion and Analysis of Financial
     Condition and Results of Operations . . . . . . . . . . . . . . . . . . .

    1.  Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . .

    2.  Segment Information. . . . . . . . . . . . . . . . . . . . . . . . . .

D.  Reinsurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

E.  Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

F.  Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

G.  Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

H.  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

I.  Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

J.  State Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

EXECUTIVE OFFICERS AND DIRECTORS . . . . . . . . . . . . . . . . . . . . . . .

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .

LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


APPENDIX A (MODIFIED GUARANTEED ANNUITY FOR QUALIFIED PLANS) . . . . . . . . .


APPENDIX B (SPECIAL PROVISIONS FOR INDIVIDUAL CONTRACTS ISSUED
IN THE STATES OF CALIFORNIA, MISSOURI, NEW YORK, OREGON, SOUTH
CAROLINA, TEXAS, VIRGINIA AND WISCONSIN) . . . . . . . . . . . . . . . . . . .

APPENDIX C (MARKET VALUE ADJUSTMENT)
FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                            GLOSSARY OF SPECIAL TERMS

In this Prospectus "We", "Us", "Our", and "HLIC" refer to Hartford Life
Insurance Company.   With respect to a group deferred annuity Contract, "You",
"Yours", and "Participant" refer to a person/persons who has/have been issued a Certificate. With respect to an individual annuity Contract, "You", "Yours", and "Participant" refer to a person/persons who has/have been issued a Contract.

In addition, as used in this Prospectus, the following terms have the indicated meanings:

Account Value              As of any date, the Account Value is the sum of the
                           purchase payment and all interest earned to date less the sum of the Gross Surrender Value of any surrenders made to that date.

Annuitant                  The person upon whose life the Contract is issued.

Annuity Commencement Date  The date designated in the Contract or otherwise by the Participant on which annuity payments are to start.

Beneficiary                The person entitled to receive benefits per the terms
                           of the Contract in case of the death of the Annuitant or the Participant, or Joint Participant, as applicable.

Contract For a group Contract, the Certificate evidencing a participating interest in the group annuity Contract as set forth in this Prospectus. Any reference in this Prospectus to Contract includes the underlying group annuity Contract. For an Individual Contract, the individual annuity Contract.

Contract Date              The effective date of participation under the group
                           annuity Contract as designated in the Contract or date of issue of an individual annuity Contract.

Contract Year              A continuous 12 month period commencing on the
                           Contract Date and each anniversary thereof.

Contingent Annuitant       The person so designated by the Participant, who upon
                           the Annuitant's death, prior to the Annuity
                           Commencement Date, becomes the Annuitant.

Current Rate               The applicable interest rate contained in a schedule
                           of rates established by us from time to time for various durations.

Guarantee Period           The period for which either an Initial or Subsequent
                           Guarantee Rate is credited.

Gross Surrender Value      As of any date, that portion of the Account Value
                           specified by you for a full or a partial surrender.

Initial Guarantee Rate     The rate of interest credited and compounded annually
                           during the initial Guarantee Period.


In Writing                 A written form satisfactory to us and received at our
                           offices Attention: Individual Annuity Operations,
                           P.O. Box 5085, Hartford, Connecticut  06102-5085.


Net Surrender Value        The amount payable to you on a full or partial
                           surrender under the Contract after the application of any Contract charges and/or Market Value Adjustment.

Subsequent Guarantee Rate  The rate of interest established by us for the applicable subsequent Guarantee Period.

                            DESCRIPTION OF CONTRACTS

A.   APPLICATION AND PURCHASE PAYMENT

To apply for a Contract, you must complete an application form or an order to purchase. This application must be submitted to Hartford Life Insurance Company along with your purchase payment for its approval.

The Contracts are issued within a reasonable time after the payment of a single purchase payment. You may not contribute additional purchase payments to a Contract in the future. You may, however, purchase additional Contracts, if you are an eligible individual, at then prevailing Guarantee Rates and terms.


The minimum purchase payment in relation to a Contract is $5,000. HLIC retains the right to limit the amount of the maximum purchase payment.


Your purchase payment becomes part of our general assets and is credited to an account we establish for you. We will confirm your purchase payment in writing within five business days of receipt. You start earning interest on your account the day the purchase payment is applied.

In the event that your application or an order to purchase is not properly completed, we will attempt to contact you in writing or by telephone. We will return the purchase payment three weeks after its receipt by us if the application or an order to purchase has not, by that time, been properly completed.

B.   ACCUMULATION PERIOD

     1.   INITIAL & SUBSEQUENT GUARANTEE PERIODS


     Upon application, you will select the duration of your Initial Guarantee Period from among those durations offered by us. The duration you select will determine your Initial Guarantee Rate. YOUR PURCHASE PAYMENT (LESS SURRENDERS AND LESS APPLICABLE PREMIUM TAXES, IF ANY) WILL EARN INTEREST AT THE INITIAL GUARANTEE WHICH IS AN EFFECTIVE ANNUAL RATE AFTER TAKING INTO ACCOUNT DAILY COMPOUNDING OF INTEREST.


     Set forth below is an illustration of how interest will be credited to your Account Value during each Guarantee Period. For the purpose of this example we have made the assumptions as indicated.

NOTE: THE FOLLOWING EXAMPLE ASSUMES NO SURRENDERS OF ANY AMOUNT OR PRE-AUTHORIZED PAYMENT OF INTEREST DURING THE ENTIRE FIVE YEAR PERIOD. A MARKET VALUE ADJUSTMENT OR SURRENDER CHARGE MAY APPLY

TO ANY SUCH INTERIM SURRENDER (SEE "SURRENDERS," PAGE ____). THE HYPOTHETICAL INTEREST RATES ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

              Example of Compounding at the Initial Guarantee Rate
              ----------------------------------------------------
      Beginning Account Value:                         $50,000
      Guarantee Period:                                5 years
      Guarantee Rate:                                  5.50% per annum

                              End of Contract Year:
                              ---------------------
                         Year 1     Year 2    Year 3      Year 4    Year 5
                         ------     ------    ------      ------    ------
Beginning Account Value  $50,000.00
  X (1+Guarantee Rate)        1.055
                         ----------
                         $52,750.00

Account Value at end of             $52,750.00
Contract Year 1                          1.055
                                    ----------
  X (1+Guarantee Rate)              $55,651.25

Account Value at end of                       $55,651.25
Contract Year 2                                    1.055
                                              ----------
  X (1+Guarantee Rate)                        $58,712.07

Account Value at end of                                  $58,712.07
Contract Year 3                                               1.055
                                                         ----------
  X (1+Guarantee Rate)                                   $61,941.23

Account Value at end of                                               $61,941.23
Contract Year 4                                                            1.055
                                                                      ----------
  X (1+Guarantee Rate)                                                $65,348.00

Account Value at end of Guarantee Period                              $65,348.00

Total Interest Credited in Guarantee Period- $65,348.00 - 50,000.00=  $15,348.00
                                                                      ----------
                                                                      ----------

Account Value at end of Guarantee Period-    $50,000.00 + 15,348.00=  $65,348.00

Account Value after 180 days from the
Contract Date -                               $50,000(1.055)(180/365)=$51,337.77

     Unless you elect to make a surrender (see "Surrenders", page ______), a subsequent Guarantee Period will automatically commence at the end of a Guarantee Period. Each subsequent Guarantee Period will be the same duration as the previous Guarantee Period unless you elect in writing on any day within the thirty day period prior to the end of the current Guarantee Period, a Guarantee Period of a different duration from among those offered by us at that time.

     In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement Date then in effect. For example, if you are age 62 upon the expiration of a Guarantee Period and you have chosen age 65 as an Annuity Commencement Date, we will provide a three year Guarantee Period to equal the number of years remaining before your Annuity Commencement Date. Your Account Value will then earn interest at a Guarantee Rate which we have declared for that duration. The Guarantee Rate for the Guarantee Period automatically applied in these circumstances may be higher or lower than the Guarantee Rate for longer durations.

     The Account Value at the beginning of any subsequent Guarantee Period will be equal to the Account Value at the end of the Guarantee Period just ending. This Account Value (less surrenders made since the beginning of the subsequent Guarantee Period) will earn interest compounded annually at the Subsequent Guarantee Rate.

     Within thirty days prior to the end of a Guarantee Period, we will notify you of the expiry of the current rate guarantee period.

     2.   ESTABLISHMENT OF GUARANTEE RATES AND CURRENT RATES


     You will know the Initial Guarantee Rate for the Guarantee Period you choose at the time you purchase your Contract. Under certain circumstances, HLIC may offer a bonus of .50% above the Guarantee Rate for the first year only of a subsequent Guarantee Period. Current Rates will be established periodically along with the Guarantee Rates which will be applicable to subsequent Guarantee Periods. After the end of each Contract Year, we will send you a statement which will show (a) your Account Value as of the end of the preceding Contract Year, (b) all transactions regarding your Contract during the Contract Year, (c) your Account Value at the end of the current Contract Year, and (d) the rate of interest being credited to your Contract.


     HLIC has no specific formula for determining the rate of interest that it will declare as Current Rates or Guarantee Rates in the future. The determination of Current Rates and Guarantee Rates will be reflective of interest rates available on the types of debt instruments in which HLIC intends to invest the proceeds attributable to the Contracts. (See "Investments by HLIC", page ____.) In addition, HLIC's Management may also consider various other factors in determining Current Rates and Guarantee Rates for a given period, including, regulatory and tax requirements; sales commissions and administrative expenses borne by HLIC; general economic trends; and competitive factors. HLIC's MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO CURRENT AND GUARANTEE RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE CURRENT RATES OR GUARANTEE RATES.

     3.   SURRENDERS

          (a)  GENERAL

          Full surrenders may be made under a Contract at any time. Partial surrenders may only be made if:

               i.   the Gross Surrender Value is at least $1,000.00; and

               ii. the remaining Account Value after the Gross Surrender Value has been deducted is at least $5,000.00.

               In the case of all surrenders, the Account Value will be reduced by the Gross Surrender Value on the Surrender Date and the Net Surrender Value will be payable to you. The Net Surrender Value equals:

               (A - B) x C, where:

               A = the Gross Surrender Value,
               B = the surrender charge plus any unpaid premium tax, (see pages ____ and ____),
               C = the Market Value Adjustment (see page ____).

               HLIC will, upon request, inform you of the amount payable upon a full or partial surrender.

               Any full, partial or special surrender may be subject to tax. (See "Tax Considerations," page ____.)

               THERE ARE CERTAIN RESTRICTIONS ON SECTION 403(B) TAX- SHELTERED ANNUITIES. AS OF DECEMBER 31, 1988, ALL SECTION 403(B) ANNUITIES HAVE LIMITS ON FULL AND PARTIAL SURRENDERS. CONTRIBUTIONS TO THE CONTRACT MADE AFTER DECEMBER 31, 1988 AND ANY INCREASES IN CASH VALUE AFTER

               DECEMBER 31, 1988 MAY NOT BE DISTRIBUTED UNLESS THE CONTRACT OWNER/EMPLOYEE HAS: (A) ATTAINED AGE 59 1/2, (B) TERMINATED EMPLOYMENT, (C) DIED, (D) BECOME DISABLED OR (E) EXPERIENCED FINANCIAL HARDSHIP.

               DISTRIBUTIONS DUE TO FINANCIAL HARDSHIP OR SEPARATION FROM SERVICE MAY STILL BE SUBJECT TO A PENALTY TAX OF 10%.

               HLIC WILL NOT ASSUME ANY RESPONSIBILITY IN DETERMINING WHETHER A WITHDRAWAL IS PERMISSIBLE, WITH OR WITHOUT TAX PENALTY, IN ANY PARTICULAR SITUATION OR IN MONITORING WITHDRAWAL REQUESTS REGARDING PRE OR POST JANUARY 1, 1989 ACCOUNT VALUES.

          (b)  SURRENDER CHARGE

          No deduction for a sales charge is made from the purchase payment when received. A surrender charge, however, may be deducted from the Gross Surrender Value (before application of any Market Value Adjustment) of any partial or full surrender made before the end of the seventh Contract Year. The amount of any surrender charge is computed as a percentage of the Gross Surrender Value. The chart below indicates the percentage charge applied during the specified Contract Year:

               CONTRACT YEAR                      CHARGE AS PERCENTAGE OF
               IN WHICH SURRENDER IS MADE          GROSS SURRENDER VALUE

                    1                                         7%
                    2                                         6%
                    3                                         5%
                    4                                         4%
                    5                                         3%
                    6                                         2%
                    7                                         1%
                Thereafter                                    0%

          No surrender charge will be made for surrenders after Contract Year 7 or certain surrenders effective at the end of a Guarantee Period. (See, "Special Surrenders", page ____).

          The above specified surrender charges will apply to partial or full surrenders, irrespective of the length of the Guarantee Period selected. For example, assume a Participant designates an initial Guarantee Period of five years. Further assume the

          Participant takes no action to change the duration of the second Guarantee Period, resulting in a second Guarantee Period also with a duration of five years. In this hypothetical case, any surrenders the Participant makes during the sixth Contract Year will be subject to a two-percent surrender charge even though the Participant could have made a surrender up to the Account Value at the end of the initial five year Guarantee Period which would not have been subject to a surrender charge. (See "Special Surrenders", page _____.)

          (c)  MARKET VALUE ADJUSTMENT

          The amount payable on a partial or full surrender made prior to the end of any Guarantee Period may be adjusted up or down by the application of the Market Value Adjustment. Where applicable, the Market Value Adjustment is applied to Gross Surrender Value, net of any surrender charge.

          In the case of either a partial or full surrender, the Market Value Adjustment will reflect the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time you request the surrender, and the Guarantee Rate then applicable to your Contract.

          Generally, if your Guarantee Rate is lower than the applicable Current Rate, then the application of the Market Value Adjustment will result in a lower payment upon surrender.

          Similarly, if your Guarantee Rate is higher than the applicable Current Rate, the application of the Market Value Adjustment will result in a higher payment upon surrender.

          For example, assume you purchase a Contract and select an initial Guarantee Period of ten years and our Guarantee Rate for that duration is 8% per annum. Assume at the end of seven years you make a partial surrender. If the three year Current Rate is then 6%, the amount payable upon partial surrender will increase after the application of the Market Value Adjustment. On the other hand, if such Current Rate is higher than your Guarantee Rate, for example, 10%, the application of the Market Value Adjustment will cause a decrease in the amount payable to you upon this partial surrender.

          Since Current Rates are based in part upon the investment yields available to HLIC (see, "Investments By HLIC", page ____), the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is theoretically possible, therefore, that, should such yields increase significantly from the time you purchased your

          Contract, coupled with the application of the surrender charges, the amount you would receive upon a full surrender of your Contract could be less than your original purchase payment.

          The formula for calculating the Market Value Adjustment is set forth in Appendix C to this Prospectus, which also contains an additional illustration of the application of the Market Value Adjustment.

          (d)  SPECIAL SURRENDERS


          For a surrender made at the end of the initial guarantee period, no surrender charge will be applied provided such surrender occurs on or after the end of the third Certificate Year. For a surrender made at the end of any other Guarantee Period, no surrender charge will be applied provided such surrender occurs on or after the end of the fifth Certificate Year. A request for surrender at the end of a Guarantee Period must be received in writing during the 30 day period preceding the end of that Guarantee Period.


          No surrender charges will be applicable to the application of your Account Value to purchase an annuity on the Annuity Commencement Date. A Market Value Adjustment will be applied if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an Annuity Option you must notify us at least 30 days before the end of that Guarantee Period.

          In addition, we will send you any interest that has been credited during the prior twelve months if you so request in writing. No surrender charge or Market Value Adjustment will be imposed on such interest payments. Any such surrender may, however, be subject to tax.


          For certain tax-qualified plans, we reserve the right to offer by rider an extended surrender privilege, without imposing a surrender charge or market value adjustment.


     4.   GUARANTEE PERIOD EXCHANGE OPTION

     Once each Contract Year you may elect to transfer from your current rate guarantee period into a new rate guarantee period of a different duration. A Market Value Adjustment will be applied to your current Account Value at the time of transfer. There will be no surrender charge for this exchange. However, surrender charges will continue to be based on time elapsed from the original Contract Date. We reserve the right to charge a fee of up to $50 for such transfers, but do not impose a transfer charge as of the date of this Prospectus.

     5.   PREMIUM TAXES


     A deduction is also made for premium taxes, if applicable, imposed by a state or other governmental entity. Certain states impose a premium tax, currently ranging up to 3.5%. Some states assess the tax at the time purchase payments are made; others assess the tax at the time of annuitization. HLIC will pay premium taxes at the time imposed under applicable law. At its sole discretion, HLIC may deduct premium taxes at the time HLIC pays such taxes to the applicable taxing authorities, upon surrender, or when annuity payments commence.


     6.   DEATH BENEFIT


     If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, or if the Participant dies before the Annuity Commencement Date, the Death Benefit will be payable to the Beneficiary as determined under the Contract Control Provisions. With regard to Joint Participants, at the first death of a Joint Participant prior to the Annuity Commencement Date, the Beneficiary will be the surviving Participant notwithstanding that the Designated Beneficiary may be different. The Death Benefit is calculated as of the date we receive written notification of Due Proof of Death at the offices of HLIC. The Death Benefit will equal the Account Value.


     The Death Benefit may be taken in one sum, to be paid within six months after the date we receive Due Proof of Death, or under any of the Annuity Options available under the Contract, provided, however, that: (a) if any Participant dies prior to the Annuity Commencement Date, any Annuity Option selected must provide that any amount payable as a Death Benefit will be distributed within 5 years of the date of death; and (b) if any Participant or Annuitant dies on or after the Annuity Commencement Date, any remaining interest in the Contract will be paid at least as rapidly as under the method of distribution in effect at the time of death, or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death. Notwithstanding the foregoing, in the event of the Participant's death where the sole Beneficiary is the spouse of the Participant and the Annuitant or Contingent Annuitant is living, such spouse may elect, in lieu of receiving the Death Benefit, to be treated as the Participant.

     If the Contract is owned by a corporation or other non-individual, the Death Benefit payable upon the death of the Annuitant prior to the Annuity Commencement Date will be payable only as one sum or under the same Annuity Options and in the same manner as if an individual Contract Owner died on the date of the Annuitant's death.

     7.   PAYMENT UPON PARTIAL OR FULL SURRENDER

     We may defer payment of any partial or full surrender for a period not exceeding 6 months from date of our receipt of your notice of surrender or the period permitted by state insurance law, if less. Only under highly unusual circumstances will we defer a surrender payment more than thirty days, and if we defer payment for more than 30 days, we will pay interest of at least 4 l/2% per annum on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, a time of an unusually high surrender rate among Participants, accompanied by a radical shift in interest rates. If we intend to withhold payment for more than thirty days, we will notify you in writing. We will not, however, defer payment for more than thirty days for any surrender which is to be effective at the end of any Guarantee Period.

C.   ANNUITY PERIOD

     1.   ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY

     Upon application for a Contract, you select an Annuity Commencement Date. Within 30 days prior to your Annuity Commencement Date you may elect to have all or a portion of your Net Surrender Value paid in a lump sum on your Annuity Commencement Date. Alternatively, or with respect to any portion of your Net Surrender Value not paid in a lump sum, you may elect, at least 30 days prior to the Annuity Commencement Date, to have your Account Value with a Market Value Adjustment, if applicable, or a portion thereof multiplied by the Market Value Adjustment (less applicable premium taxes, if any) applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of such election, Account Value with a Market Value Adjustment, if applicable, will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain. This Contract may not be surrendered for its Termination Value after the commencement of annuity payments, except with respect to Option Six.

     2.   CHANGE OF ANNUITY COMMENCEMENT DATE OR ANNUITY OPTION


     You may change the Annuity Commencement Date and/or the Annuity Option from time to time, but any such change must be made in writing and received by us at least 30 days prior to the scheduled Annuity Commencement Date.
     Also, the proposed Annuity Commencement Date may not be beyond the later of the Annuitant's 90th birthday, except in certain states where the proposed Annuity Commencement Date may not be beyond the Annuitant's 85th birthday.

     3.   ANNUITY OPTIONS

     Any one of the following Annuity Options may be elected:

     First Option - Life Annuity

     An annuity payable monthly during the lifetime of the Annuitant, and terminating with the last monthly payment due preceding the death of the Annuitant. It would be possible under this Option for an Annuitant to receive only one Annuity payment if he died prior to the due date of the second Annuity payment, two payments if he died before the due date of the third Annuity payment and so on.

     Second Option - Life Annuity with 120, 180, or 240 Monthly Payments Certain

     An annuity providing monthly income to the Annuitant for a fixed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Annuitant shall live.

     Third Option - Cash Refund Life Annuity

     An annuity payable monthly during the lifetime of the Annuitant provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to (a) minus (b) where (a) is the Account Value applied on the Annuity Commencement Date under this Option and (b) is the dollar amount of annuity payments already paid.

     Fourth Option - Joint and Last Survivor Life Annuity

     An annuity payable monthly during the joint lifetime of the Annuitant and a designated second person, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor. It would be possible under this Option for the Annuitant, and designated second person in the event of the common or simultaneous death of the parties, to receive only one payment in the event of death prior to the due date for the second payment and so on.

     Fifth Option - Payments for a Designated Period

     An amount payable monthly for the number of years selected which may be from 5 to 30 years.

     The Tables in the Contract provide for guaranteed dollar amounts of monthly payments for each $1,000 applied under the five Annuity Options. Under the First, Second, or Third Options, the amount of each payment will depend upon the age and sex of the

     Annuitant at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the sex of both payees and their ages at the time the first payment is due.

     The Tables for the First, Second, Third and Fourth Options are based on the 1983 A Individual Annuity Mortality Table with ages set back one year and a net investment rate of 4% per annum.

     The table for the Fifth Option is based on a net investment rate of 4% per annum. We may, from time to time, at our discretion if mortality appears more favorable and interest rates justify, apply other tables which will result in higher monthly payments for each $1,000 applied under one or more of the five Annuity Options.

     Sixth Option - Annuity Proceeds Settlement Option


     Proceeds from the Death Benefit left with HLIC for a period not to exceed five years from the date of the Participant's death prior to the Annuity Commencement Date. The proceeds will remain in the same Guarantee Period and continue to earn the same interest rate as at the time of death. If the Guarantee Period ends before the end of the five year period, the Beneficiary may elect a new Guarantee Period with a duration closest to but not to exceed the time remaining in the period of five years from the date of the Particpant's death. Full or partial surrenders may be made at any time. In the event of surrenders, the remaining value will equal the proceeds left with HLIC, minus any surrenders, plus any interest earned. A Market Value Adjustment will be applied to all surrenders except those occurring at the end of a Guarantee Period.


     4.   ANNUITY PAYMENT

     The first payment under any Annuity Option will be made following the Annuity Commencement Date. Subsequent payments will be made on the same day in accordance with the manner of payment selected.


     The option elected must result in a payment of an amount at least equal to the minimum payment amount according to HLIC rules then in effect. If at any time payments are less than the minimum payment amount, HLIC has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, HLIC may make other arrangements that are equitable to the Annuitant.


     Once annuity payments have commenced, no surrender of the annuity benefit (including benefits under the Fifth Option) can be made for the purpose of receiving a lump sum settlement in lieu thereof.

     5.   DEATH OF ANNUITANT AFTER ANNUITY COMMENCEMENT DATE


     In the event of the death of the Annuitant after the Annuity Commencement Date, the present values on the date of death of the current dollar amount of any remaining guaranteed payments will be paid in one sum to the Beneficiary designated by you unless other provisions shall have been made and approved by us. Calculations of such present value will be based on the interest rate that is used by us to determine the amount of each certain payment.


                               INVESTMENTS BY HLIC

Assets of HLIC must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. (See page ____ for percentage breakdown of investments of HLIC.)

Contract reserves will be accounted for in a non-utilized separate account. CRC Contract Owners have no priority claims on assets accounted for in this separate account. All assets of HLIC, including those accounted for in this separate account, are available to meet the guarantees under the Annuity and are available to meet the general obligations of HLIC.

Nonetheless, in establishing Guarantee Rates and Current Rates, HLIC intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See, "Establishment of Guarantee Rates and Current Rate", page ____.) HLIC's investment strategy with respect to the proceeds attributable to the Contracts will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

Investment-grade debt instruments in which HLIC intends to invest the proceeds from the Contracts include:

Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

Other debt instruments, including but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's are deemed by HLIC's management to have an investment quality comparable to securities which may be purchased as stated above.

While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by Connecticut and other state insurance laws.

                             AMENDMENT OF CONTRACTS

We reserve the right to amend the Contracts to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

                             ASSIGNMENT OF CONTRACT

Your rights as evidenced by a Contract may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in writing. We assume no responsibility for the validity or effect of any assignment. You should consult your tax adviser regarding the tax consequences of an assignment.

                            DISTRIBUTION OF CONTRACTS


The Contracts are sold by certain broker-dealers registered under the Securities Exchange Act of 1934 to persons who have established an account with the broker-dealer. In addition, the Contracts may be offered to members of certain other eligible groups or certain individuals. HLIC will pay a maximum commission of 5% for the sale of a Contract. From time to time, customers of certain Broker-Dealers may be offered special initial Guarantee Rates and negotiated commissions.



The securities may also be sold directly to employees of HLIC and Hartford Fire Insurance Company, the ultimate parent of HLIC. The securities will be credited with an additional 2% of the employee's purchase payment by HLIC. This additional percentage of purchase payment in no way affects present or future charges, rights, benefits or current values of other Contract Owners.

                           FEDERAL TAX CONSIDERATIONS


A.   GENERAL


SINCE THE TAX LAW IS COMPLEX AND SINCE TAX CONSEQUENCES WILL VARY ACCORDING TO THE ACTUAL STATUS OF THE PARTICIPANT INVOLVED, LEGAL AND TAX ADVICE MAY BE NEEDED BY A PERSON, EMPLOYER OR OTHER ENTITY CONTEMPLATING THE PURCHASE OF A CONTRACT DESCRIBED IN THIS PROSPECTUS.

It should be understood that any detailed description of the federal income tax consequences regarding the purchase of the Contracts cannot be made in this Prospectus and that special tax rules may be applicable with respect to certain purchase situations not discussed herein. In addition, no attempt is made here to consider any applicable state or other tax laws. For detailed information, a qualified tax adviser should always be consulted. This discussion is based upon HLIC's understanding of Federal income tax laws as they are currently interpreted.


B.   TAXATION OF HLIC



HLIC is taxed as a life insurance company under Part I of Subchapter L of Chapter 1 of the Internal Revenue Code ("Code"). The assets underlying the Contracts will be owned by HLIC. The income earned on such assets will be HLIC's income.



C. TAXATION OF ANNUITIES -- GENERAL PROVISIONS AFFECTING PURCHASERS OTHER THAN QUALIFIED PLANS

     Section 72 of the Internal Revenue Code governs the taxation of annuities in general.


     1. NON-NATURAL PERSONS, CORPORATIONS, ETC. Section 72 contains provisions for Contract Owners which are non-natural persons. Non-natural persons include corporations, trusts, and partnerships. The annual net increase in the value of the Contract is currently includable in the gross income of a non-natural person unless the non-natural person holds the Contract as an agent for a natural person. There is an exception from current inclusion for certain annuities held by structured settlement companies, certain annuities held by an employer with respect to a terminated Qualified Plan and certain immediate annuities. A non-natural person which is a tax-exempt entity for Federal tax purposes will not be subject to income tax as a result of this provision.


     If the Contract Owner is not an individual, the primary Annuitant shall be treated as the Contract Owner for purposes of making distributions which are required to be made upon the death of the Contract Owner. If there is a change in the primary Annuitant, such change shall be treated as the death of the Contract Owner.

     2. OTHER CONTRACT OWNERS (NATURAL PERSONS). A Contract Owner is not taxed on increases in the value of the Contract until an amount is received or deemed received, e.g., in the form of a lump sum payment (full or partial value of a Contract) or as Annuity payments under the settlement option elected.


     The provisions of Section 72 of the Code concerning distributions are summarized briefly below. Also summarized are special rules affecting distributions from Contracts obtained in a tax-free exchange for other annuity contracts or life insurance contracts which were purchased prior to August 14, 1982.


          a.   DISTRIBUTIONS PRIOR TO THE ANNUITY COMMENCEMENT DATE.

               i. Total premium payments less prior withdrawals which were not includable in gross income equal the "investment in the contract" under Section 72 of the Code.


               ii. When the value of the Contract (ignoring any surrender charges) exceeds the "investment in the contract," any amount surrendered which is less than or equal to the difference between such value of the Contract and the "investment in the contract" will be included in gross income.


               iii. When such value of the Contract is less than or equal to the "investment in the contract," any amount surrendered which is less than or equal to the "investment in the contract" shall be treated as a return of "investment in the contract" and will not be included in gross income.


               iv. The receipt of any amount as a loan under the Contract or the assignment or pledge of any portion of the value of the Contract shall be treated as an amount surrendered which will be covered by the provisions in subparagraph ii. or iii. above.


               v. In general, the transfer of the Contract, without full and adequate consideration, will be treated as an amount surrendered which will be covered by the provisions in subparagraph ii. or
               iii. above. This transfer rule does not apply, however, to certain transfers of property between spouses or incident to divorce.


          b.   DISTRIBUTIONS AFTER ANNUITY COMMENCEMENT DATE.

          Annuity payments made after the Annuity Commencement Date are includable in gross income to the extent the payments exceed the amount determined by the application of the ratio of the "investment in the contract" to the total amount of the payments to be made after the Annuity Commencement Date (the "exclusion ratio").

               i. When the total of amounts excluded from income by application of the exclusion ratio is equal to the investment in the contract as of the Annuity Commencement Date, any additional payments (including surrenders) will be entirely includable in gross income.


               ii. If the annuity payments cease by reason of the death of the Annuitant and, as of the date of death, the amount of annuity payments excluded from gross income by the exclusion ratio does not exceed the investment in the contract as of the Annuity Commencement Date, then the remaining portion of unrecovered investment shall be allowed as a deduction for the last taxable year of the Annuitant.


               iii. Certain distributions, such as surrenders made after the Annuity Commencement Date, are not treated as annuity payments, and shall be included in gross income.


          c.   AGGREGATION OF TWO OR MORE ANNUITY CONTRACTS.

          Contracts issued after October 21, 1988 by the same insurer (or affiliated insurer) to the same Contract Owner within the same calendar year (other than certain contracts held in connection with a tax-qualified retirement arrangement) will be treated as one annuity Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. An annuity contract received in a tax-free exchange for another annuity contract or life insurance contract may be treated as a new Contract for this purpose. ITT Hartford believes that for any annuity subject to such aggregation, the values under the Contracts and the investment in the contracts will be added together to determine the taxation of amounts received or deemed received prior to the Annuity Commencement Date.
          Withdrawals will first be treated as withdrawals of income until all of the income from all such Contracts is withdrawn. As of the date of this Prospectus, there are no regulations interpreting this provision.


          d.   PENALTY -- APPLICABLE TO CERTAIN WITHDRAWALS AND ANNUITY
               PAYMENTS.

               i. If any amount is received or deemed received on the Contract (before or after the Annuity Commencement Date), the Code applies a penalty tax equal to ten percent of the portion of the amount includable in gross income, unless an exception applies.


               ii. The penalty will not apply to the following distributions (exceptions vary based upon the precise plan involved):

                    1. Distributions made on or after the date the recipient has attained the age of 59 1/2.



                     2. Distributions made on or after the death of the holder or where the holder is not an individual, the death of the primary annuitant.



                    3. Distributions attributable to a recipient's becoming disabled.


                    4. A distribution that is part of a scheduled series of substantially equal periodic payments for the life (or life expectancy) of the recipient (or the joint lives or life expectancies of the recipient and the recipient's Beneficiary).


                    5. Distributions of amounts which are allocable to "investments in the contract" made prior to August 14, 1982.


          e. SPECIAL PROVISIONS AFFECTING CONTRACTS OBTAINED THROUGH A TAX-FREE EXCHANGE OF OTHER ANNUITY OR LIFE INSURANCE CONTRACTS PURCHASED PRIOR TO AUGUST 14, 1982.


          If the Contract was obtained by a tax-free exchange of a life insurance or annuity Contract purchased prior to August 14, 1982, then any amount surrendered prior to the Annuity Commencement Date which does not exceed the portion of the "investment in the contract" (generally premiums paid into the prior Contract, less amounts deemed received) prior to August 14, 1982, shall not be included in gross income. In all other respects, the general provisions apply to distributions from such Contracts.


          f.   REQUIRED DISTRIBUTIONS IN THE EVENT OF CONTRACT OWNER'S DEATH.


               i. If any Contract Owner dies before the Annuity Commencement Date, the entire interest must be distributed within five years of the date of death; however, a portion or all of such interest may be payable to a designated Beneficiary over the life of such Beneficiary or for a period not extending beyond the life expectancy of such Beneficiary with payments starting within one year of the date of death.


               ii. If any Contract Owner or Annuitant dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, any remaining portion of such interest must be distributed at least as rapidly as under the method of distribution in effect at the time of death.


               iii. If a spouse is designated as a Beneficiary at the time of the Contract Owner's death and there is a surviving Annuitant or Contingent Annuitant, then such spouse will be treated as the Contract Owner under subparagraph i. and ii. above.

               iv. If the Contract Owner is not an individual, the primary Annuitant shall be treated as the Contract Owner under subparagraphs i. and ii. above. If there is a change in the primary Annuitant, such change shall be treated as the death of the Contract Owner.



     D.   TAX QUALIFIED PURCHASERS

     THE TAX REFORM ACT OF 1986 HAS MADE SUBSTANTIAL CHANGES TO QUALIFIED PLANS. SOME OF THESE CHANGES BECAME EFFECTIVE IN 1987 WHILE OTHERS BECAME EFFECTIVE IN 1988. YOU SHOULD CONSULT YOUR TAX ADVISER TO FULLY ADDRESS ALL CHANGES OCCURRING AS A RESULT OF THE TAX REFORM ACT AND THEIR EFFECT ON QUALIFIED PLANS.

          1.   CONTRIBUTIONS

               a.   PENSION AND PROFIT SHARING PLANS

               Contributions to pension or profit-sharing plans (described in Section 401(a) and 401(k), if applicable, and exempt from taxation under Section 501(a) of the Code), which do not exceed certain limitations prescribed in the Code are fully tax deductible to the employer. Such contributions are not currently taxable to the covered employees, and increases in the value of Contracts purchased with such contributions are not subject to taxation until received by the covered employees or their Beneficiaries in the form of Annuity payments or other distributions.

               b. TAX-DEFERRED ANNUITY PLANS FOR PUBLIC SCHOOL TEACHERS AND EMPLOYERS AND EMPLOYEES OF CERTAIN TAX-EXEMPT ORGANIZATIONS

               Contributions to tax-deferred annuity plans (described in Section 403(a) and 403(b) of the Code) by employers are not includable within the employee's income to the extent those contributions do not exceed the lesser of $9,500 or the exclusion allowance. Generally, the exclusion allowance is equal to 20% of the employee's includable compensation for his most recent full year of employment multiplied by the number of years of his service, less the aggregate amount contributed by the employer for annuity Contracts which were not included within the gross income of the employee for any prior taxable year. There are special provisions which may allow an employee of an educational institution, a hospital or a home health service agency to elect an overall limitation different from the limitation described above.

               c. DEFERRED COMPENSATION PLANS FOR TAX-EXEMPT ORGANIZATIONS AND STATE AND LOCAL GOVERNMENTS

               Employees may contribute on a before tax basis to the Deferred Compensation Plan of their employer in accordance with the employer's Plan and Section 457 of the Code. Section 457 places limitations on contributions to Deferred Compensation Plans maintained by a State ("State" means a State, a political sub-division of a State, and an agency or instrumentality of a State or political sub-division of a State) or other tax-exempt organization. Generally, the limitation is 33 1/3% of includable compensation (25% of gross compensation) or $7,500, whichever is less. The plan may also provide for additional contributions during the three taxable years ending before normal retirement age of a Participant for a total of up to $15,000 per year for such three years.

               An employee electing to participate in a plan should understand that his rights and benefits are governed strictly by the terms of the plan, that he is in fact a general creditor of the employer under the terms of the plan, that the employer is legal owner of any Contract issued with respect to the plan and that the employer as owner of the Contract(s) retains all voting and redemption rights which may accrue to the Contract(s) issued with respect to the plan. The participating employee should look to the terms of his plan for any charges in regard to participating therein other than those disclosed in this Prospectus.

               d.   INDIVIDUAL RETIREMENT ANNUITIES ("IRA'S")


               Individuals may contribute and deduct the lesser of $2,000 or 100 percent of their compensation to an IRA. In the case of a spousal IRA, the maximum deduction is the lesser of $2,500 or 100 percent of compensation. The deduction for contributions is phased out between $40,000 and $50,000 of adjusted gross income for a married individual (and between $25,000 and $30,000 for single individuals) if either the individual or his or her spouse is an active participant in any Section 401(a), 403(a), 403(b), or 408(k) plan regardless of whether the individual's interest is vested. The extent deductible contributions are not allowed, individuals may make designated non-deductible contributions to an IRA.


          2.   DISTRIBUTIONS

          Annuity payments made under the Contracts are taxable under Section 72 of the Code as ordinary income, in the year of receipt, to the extent that they exceed the "excludable amount". The investment in the Contract is normally the aggregate amount of the contributions made by or on behalf of an employee which were included as a part of his taxable income. The employee's investment in the Contract is divided by the expected number of payments to be made under the Contract. The amount so computed constitutes the "excludable amount", which is the amount of each annuity payment considered a return of investment in each year and, therefore, not taxable. Once the employee's investment in the Contract is recouped, the full amount of each payment will be fully taxable. If the employee dies prior to recouping his or her investment in the Contract, a deduction is allowed for the last taxable year. The rules for determining the excludable amount are contained in Section 72 of the Code.

          Generally, distributions or withdrawals prior to age 59 1/2 may be subject to an additional income tax of 10% of the amount includable in income. This additional tax does not apply to distributions made after the employee's death, on account of disability or separation from service at or after age 55, certain distributions for eligible medical expenses and distributions in the form of life annuity after a separation from service. A life annuity is defined as a scheduled series of substantially equal periodic payments for the life of the Participant (or the joint lives of the Participant and Beneficiary). The taxation of withdrawals and other distributions varies depending on the type of distribution and the type of plan from which the distribution is made. With respect to tax-deferred annuity Contracts under Section 403(b), contributions to the Contract made after December 31, 1988 and any increases in cash value after that date may not be distributed prior to attaining age 59 1/2, termination of employment, death or disability. Contributions, but not earnings made after December 31, 1988 may also be distributed by reason of financial hardship.


          Generally, in order to avoid a penalty tax, annuity payments, periodic payments or annual distributions MUST commence by April 1 of the calendar year following the year in which the Participant attains age 70 1/2. The entire interest of the Participant must be distributed beginning no later than this required beginning date over a period which may not extend beyond a maximum of the life expectancy of the Participant and a designated Beneficiary. Each annual distribution must equal or exceed a "minimum distribution amount" which is determined by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the Account Value as of the close of business on the last day of the previous calendar year. In addition, minimum distribution incidental benefit rules may require a larger annual distribution based upon dividing the account balance by a factor promulgated by the Internal Revenue Service which ranges from 26.2 (at age 70) to 1.8 (at age 115). Special rules apply to require that distributions be made to Beneficiaries after the death of the Participant. A penalty tax of up to 50% of the amount which should be distributed may be imposed by the Internal Revenue Service for failure to make a distribution.

     E.   FEDERAL INCOME TAX WITHHOLDING


     The portion of a distribution which is taxable income to the recipient will be subject to federal income tax withholding, pursuant to Section 3405 of the Internal Revenue Code. The application of this provision is summarized below:

          1.   ELIGIBLE ROLLOVER DISTRIBUTION

               a. The Unemployment Compensation Amendments Act of 1992 requires that federal income taxes be withheld from certain distributions from tax-qualified retirement plans and from tax-sheltered annuities under Section 403(b). These provisions DO NOT APPLY to distributions from individual retirement annuities under section 408(b) or from deferred compensation programs under section 457.

               b. If any portion of a distribution is an "eligible rollover distribution", the law requires that 20% of that amount be withheld. This amount is sent to the IRS as withheld income taxes. The following types of payments DO NOT constitute an eligible rollover distribution and, therefore, the mandatory withholding rules will not apply:

               -    the non-taxable portion of the distribution;
               - distributions which are part of a series of equal (or substantially equal) payments made at least annually for your lifetime (or your life expectancy), or your lifetime and your Beneficiary's lifetime (or life expectancies), or for a period of ten years or more;.
               - required minimum distributions made pursuant to section 401(a)(9) of the IRC.

               c. However, these mandatory withholding requirements do not apply in the event of all or a portion of an eligible rollover distribution is paid in a "direct rollover". A direct rollover is the direct payment of an eligible rollover distribution or portion thereof to an individual retirement arrangement or annuity (IRA) or to another qualified employer plan. IF A DIRECT ROLLOVER IS ELECTED, NO INCOME TAX WILL BE WITHHELD.

               d. If any portion of a distribution is not an eligible rollover distribution but is taxable, the mandatory withholding rules described above do not apply. In this case, the voluntary withholding rules described below apply.

          2.   NON-ELIGIBLE ROLLOVER DISTRIBUTIONS

               a.   NON-PERIODIC DISTRIBUTIONS

               The portion of a non-periodic distribution which constitutes taxable income will be subject to federal income tax withholding unless the recipient elects not to have taxes withheld. If an election not to have taxes withheld is not provided, 10% of the taxable distribution will be withheld as federal income tax. Election forms will be provided at the time distributions are requested.

               b. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR)

               The portion of a periodic distribution which constitutes taxable income will be subject to federal income tax withholding as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested.

               c. Any distribution from plans described in Section 457 of the IRC is subject to the regular wage withholding rules.

                                   THE COMPANY


A.   BUSINESS OF HARTFORD LIFE

Hartford Life Insurance Company (the Company or HLIC) covers the insurance and retirement needs of millions of Americans. HLIC has been among the fastest-growing major life insurance companies in the United States for the past several years as measured by assets. HLIC's total assets of $47.8 billion at December 31, 1994, include 28.1% of fixed maturities and 47.6% of separate accounts with the remainder representing stocks, cash, mortgage loans, policy loans, reinsurance recoverables and other assets. HLIC is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 2,000 stock, mutual and other types of insurers in the life insurance business in the United States. In the July 1994 edition of BEST'S REVIEW, Life-Health Insurance magazine, HLIC ranked 14th among all life insurance companies in the United States based upon total assets. AM Best assigned HLIC its highest ranking classification, A++, as of December 31, 1993.


The Company was organized in 1902 and is incorporated under the laws of the State of Connecticut. It is ultimately a wholly-owned subsidiary of Hartford Fire Insurance (Hartford Fire) Company which is a subsidiary of ITT Hartford Group, Inc., a wholly-owned subsidiary of ITT Corporation. HLIC is the parent of ITT Hartford Life and Annuity Insurance Company (ILA), formerly ITT Life Insurance Corporation, and ITT Hartford International Life Reassurance Corporation (HLR), formerly American Skandia Life Reinsurance Corporation, which was purchased in 1993.


The reportable segments and product groups of HLIC and its subsidiaries are:


INDIVIDUAL LIFE AND ANNUITIES

- -    Individual Life
- -    Fixed and variable retirement annuities


ASSET MANAGEMENT SERVICES

- -    Group Pension Plans products and services
- -    Deferred Compensation Plans products and services
- -    Structured Settlements and lottery annuities


SPECIALTY

- -    Corporate Owned Life Insurance (COLI) and HLR

Additionally, the Company has an Employee Benefits segment (EBD) which markets group life, group short and long term managed disability, stop loss and supplementary medical coverage to employers and employer-sponsored plans. It also offers voluntary AD&D, travel and special risk coverage primarily to associations. EBD also offers disability underwriting administration and claims processing services to other insurers and self-insured employer plans. These products are sold through brokers, licensed agents and Third Party Administrators through an internal sales force. The markets for group life and disability are highly competitive based on price and quality of services. All of this business is reinsured to HLIC's parent, Hartford Life and Accident Insurance Company (HLA).


INDIVIDUAL LIFE AND ANNUITIES (ILAD)

HLIC is a leader in the annuity marketplace, selling both variable and fixed products through a wide distribution of broker-dealers, financial and other institutions. HLIC ranks number one in the individual variable annuities market with a 9.6% share per VARDS (Variable Annuity Research and Data Service) at the end of 1994, excluding Teachers Insurance Annuity Association and College Retirement Equities Fund (TIAA and CREF). The individual annuity market is highly competitive with insurance companies and other financial institutions selling these products. Selection depends on fund performance, an array of fund and product options, product design, credited rates and a company's financial strength ratings.


Company earns fees for managing these assets and maintaining policyholders' accounts. The HLIC policyholder has a variety of fund and product choices, some of which are managed internally; however, most of the HLIC's investment funds are managed by Wellington Management Company, Putnam or Dean Witter.


Sales reached $7.0 billion in 1994 bringing assets under management to $20.1 billion as of December 31, 1994. Of the total assets under management, $13.1 billion relate to variable annuities with $11.6 billion of these assets held in separate accounts where the policyholder selects the investment vehicle and bears the risk of asset performance, and $1.5 billion represents the fixed option assets that are held in the general accounts. The remaining $7.0 billion of the individual annuity assets under management are in guaranteed separate accounts. The guaranteed separate account's products offer fixed rate guarantees if held to maturity, but are market value adjusted, the majority of which have no minimum guarantees should policyholders withdraw early. The guaranteed rates, when held to maturity, range from 3% to 12% with durations from one to ten years. These guarantees are supported by the general account of HLIC. Deposits to these fixed and variable annuity accumulation accounts are subject to withdrawal restrictions and to surrender charges which dissipate on a sliding scale, usually within seven years. Fixed and variable annuity policyholder reserves are held at account value. The minimum death benefit associated with some 1994 annuity sales was reinsured to a third party. Guaranteed contractholders' account balances are held at book value with amounts held for deferred expenses.


Individual Life products include: universal life, traditional and interest sensitive whole life, term, modified guaranteed life, and variable life. These products are primarily sold through life professionals, broker-dealers, and property-casualty agents, assisted by HLIC's own sales offices or other marketing groups. The Company competes primarily in the up-scale estate and business planning markets. Significant competition comes from large, financially strong insurers based on price, credit quality, and quality of distribution systems. Some of these products permit borrowing against the accumulated cash surrender value of the policy. As of December 31, 1994, the outstanding policy loan balance on individual life policies was $227 million. Interest rates on policy loans ranged from 6% to 8%. Investment income earned on outstanding policy loans was $12.4 million for the year ended December 31, 1994. Universal life and interest sensitive whole life reserves are set equal to premiums collected, plus interest credited, less charges. Other fixed death benefit reserves are based on assumed investment yield, persistency, mortality and morbidity per commonly used actuarial tables, expenses, and margins for adverse deviation. HLIC reinsures all individual life business written by HLA. The maximum retention on any one individual life is $1 million.


ASSET MANAGEMENT SERVICES (AMS)

This segment offers retirement products and services to employer groups marketed to plan administrators through a direct sales force, assisted by home office personnel. This includes managing assets and acting as plan administrator for plans qualified under sections 401, 403 and 457 of the Internal Revenue Code. The segment markets some products for which the investments and reserves are held in separate accounts. The separate account assets as of December 31, 1994 totaled $2.8 billion. The separate account options were expanded to include funds managed by Fidelity. Other options include 20th Century funds and HLIC's own funds which are managed by Wellington Management Group or are internally managed. Investment performance relative to non-guaranteed separate account products is borne by the participants. For Group Pension products and services, competition is significant from a number of financial institutions, including other insurance companies, based on rate and credit quality. HLIC has positioned itself to enhance its competitive position in the 401k full service and group tax deferred annuity markets. This Section 457 plan market place is a closed market for which growth is primarily through takeover business from competing companies and through increased contributions from existing participants.


The most significant product type in this segment is the guaranteed rate contract (GRC) which represents $7.0 billion out of $13.7 billion of invested assets under management (including separate accounts) for the entire segment. GRC's offer fixed or indexed rates that are guaranteed for a specified period. The remaining $6.7 billion represent assets managed for the various IRS qualified plans and other pension plan products. Credited rates for these product vary with interest rate conditions. The related policyholder liabilities are held at account value with amounts held for deferred expenses.


SPECIALTY

Individual and group corporate owned life insurance (COLI) products are sold through a marketing company in which Hartford Life & Accident owns a 60% interest. Marketing for COLI is also done through HLR, a wholly owned subsidiary of HLIC. As of December 31, 1994, the policy loans outstanding were $2 billion. Investment income from these loans totaled $299 million during 1994. A significant portion of the COLI business is reinsured with third party companies. Policy reserves are at gross cash surrender value; however, the Company has the right of offset against outstanding policy loans.
Therefore, the net amount of risk relative to these policies is minimal. HLIC earns fees for management and cost of insurance. Policyholders may receive dividends based on experience. The Company began offering a new COLI product in 1994 for which the investments and liabilities are held in a separate account. No policy loans are permitted under this product and the policy owner bears the investment risks.


B.   SELECTED FINANCIAL DATA

The following selected financial data for HLIC, its subsidiaries and affiliated companies should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus beginning on page ____.

                         HARTFORD LIFE INSURANCE COMPANY
                              STATEMENTS OF INCOME
     For the Years Ended December 31, 1994, 1993, 1992, 1991, 1990, and 1989
                                  (In Millions)


                                    1994       1993     1992      1991      1990      1989
                                    ----       ----     ----      ----      ----      ----
REVENUES
Premiums and other
considerations                    $1,100    $  747    $  259      $158      $106      $ 60

Net Realized Gains                     7        16         5        11         8         0

Net Investment income              1,292     1,051       907       753       604       462
                                  ------    ------    ------     -----     -----     -----
                                   2,399     1,814     1,171       922       718       522
                                  ------    ------    ------     -----     -----     -----

BENEFITS, CLAIMS AND EXPENSES

Benefits, claims and claim
adjustment expenses                1,405     1,046       797       689       558       426

Amortization of deferred
policy acquisition costs             145       113        55        40        29        15

Dividend to Policyholders            419       227        47         1         1         1

Other insurance expenses             227       210       138        96        64        55
                                  ------    ------    ------     -----     -----     -----
                                   2,196     1,596     1,037       826       652       497
                                  ------    ------    ------     -----     -----     -----

INCOME BEFORE INCOME TAX             203       218       134        96        66        25

INCOME TAX                            65        75        45        32        21        10
                                  ------    ------    ------     -----     -----     -----
Income Before Cumulative
Effect of Changes in
Accounting Principles                138       143        89        64        45        15

Cumulative effect of changes
in accounting principles net
of tax benefits of $7                  0         0      (13)         0         0         0
                                  ------    ------    ------     -----     -----     -----

NET INCOME                        $  138     $ 143    $  76      $  64      $ 45      $ 15
                                  ------    ------    ------     -----     -----     -----

C. Management's Discussion and Analysis of Financial Condition and Results of Operations (Dollar Amounts in Millions)

     1.    RESULTS OF OPERATIONS


          1994 COMPARED TO 1993


            MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
                          (DOLLAR AMOUNTS IN MILLIONS)



                       ILAD             AMS          Specialty        Total
                   1994    1993    1994    1993    1994    1993    1994    1993
                   ----    ----    ----    ----    ----    ----    ----    ----
Revenues           $691    $595    $789    $794    $919    $425  $2,399  $1,814
Benefits, claims
expenses and taxes  595     511     765     748     901     412   2,261   1,671
                   ----    ----    ----    ----    ----    ----  ------  ------
NET INCOME         $ 96    $ 84    $ 24    $ 46    $ 18    $ 13   $ 138   $ 143
                   ----    ----    ----    ----    ----    ----  ------  ------



     INDIVIDUAL LIFE & ANNUITY (ILAD)

     ILAD is the largest of HLIC's segments in terms of assets under management and net income. The annuity line continues to be a leader in the industry (see business section). In 1994, the segment assumed life and annuity policies from Pacific Standard Life Insurance Company, adding $219 million of annual life premiums and $181 million of annuity assets. In 1993, ILAD assumed $3.2 billion in fixed and variable annuity assets and $.9 billion of modified guaranteed life insurance from Fidelity Bankers Life Insurance Company. The significant growth from these assumptions along with new deposits from fixed and variable annuity sales of $7.0 billion in 1994 and $4.2 billion in 1993 increased assets under management, but are not reported as revenues. The management and maintenance fees and cost of insurance associated with this growing policyholder base were the source of ILAD's increased revenues and net income. The growth in this segment has caused the ratio of benefits, claims and expenses to average assets under management has declined from 3.6% in 1993 to 2.6% in 1994.


     ASSET MANAGEMENT SERVICES (AMS)

     Sales in the AMS segment have been strong relative to its competitors. Market share has grown in its key products. Consistent with industry experience, 1994 investment income declined due to interest rate drops which occurred through the latter part of 1993. This particularly impacted the GRC line which experienced prepayments in excess of expectations. Though most of the underlying mortgage-backed securities for GRC were PAC CMO's (planned amortization class collateralized mortgage obligations) which fall into the lower end of the investment risk spectrum for this investment class, offering some prepayment protection and less market volatility, the portfolio was not completely insulated, which contributed to the drop in net income in 1994.


     Although income for this line will continue to be impacted from these prepayments, hedging strategies are in place that limit volatility against future interest rate movements.

     SPECIALTY

     Specialty is growing in size from revenue and net income perspectives relative to the total Company and in comparison to the prior year. The segment assumed a large block of COLI business in 1994. Life insurance in force has grown from this assumption and from new sales to $39.5 billion in 1994 from $16.7 billion in 1993. HLIC's Specialty segment is one of the industry's leading underwriters and reinsurers of COLI products.


     1993 COMPARED TO 1992

     Income before cumulative effect of changes in accounting principles of $143 in 1993 increased $54 over 1992 primarily due to earnings on an increased asset base from fixed and variable annuities sold. These products are sold in the individual life and annuity and group pension (principally guaranteed investment Contracts) lines of business.

     Premiums and other revenue considerations of $747 increased $488 or 188.4% over 1992. This increase principally reflects an increased level of account charge revenues from the COLI line of business ($236), assumed from Mutual Benefit Life (MBL), as well as from continued expansion of the Company's individual life and annuity lines of business and the business assumed from HLA in 1992 ($245). Net investment income of $1,051 increased $144 or 15.9% over 1992 as a result of a larger investment base from increased group pension, variable annuity and universal life deposit premiums and COLI policy loans.

     Benefits, claims and claim adjustment expenses of $1,046 increased $249, or 31.2%, over 1992. This increase was primarily a result of increased interest credited to policyholders accounts in the group pension, COLI, individual annuity and universal life lines of business. Amortization of deferred policy acquisition costs of $113 increased $58 or 105.5% principally due to growth in the individual life and annuity and universal life lines of business. Dividends to policyholders reflects the assumption of the COLI business from Mutual Benefit (November 1992), which was written on a participating basis. Prior to the assumption, the Company had minimal participating individual business in force. Other insurance expenses of $210 increased $72 or 52.2% primarily as a result of continued expansion in the life and annuity lines, as well as the life business assumed from HLA in 1992.

     During 1993, the Company's asset base of $38,286 increased 44.0% over the prior year for the reasons discussed above.


     For segment information, see Note 6 of Notes to Consolidated Financial Statements.


  2.    SEGMENT INFORMATION

     For segment information, see Note 8 as Notes to Consolidated Financial Statements.

     D.   REINSURANCE

     For a discussion of the Reinsurance of HLIC's life insurance risk, see Section A. "Business of Hartford Life" page ____.


     E.   RESERVES

     In accordance with the insurance laws and regulations under which HLIC operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life insurance contracts and reserves for its universal life and investment contracts. Reserves for life insurance contracts are based on mortality and morbidity tables in general use in the United States modified to reflect Company experience. These reserves are computed at amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet HLIC's policy obligations at their maturities or in the event of an insured's death. Reserves for universal life insurance and investment products represent policy account balances before applicable surrender charges. In the accompanying financial statements these life insurance reserves are determined in accordance with generally accepted accounting principles, which may vary from statutory requirements.


     F.    INVESTMENTS

     Consistent with the nature of the Company's policyholder obligations, invested assets are primarily intermediate to long-term taxable fixed maturity investments and collaterized mortgage obligations (CMO's). The majority of the investment income earned in the Company's investment portfolios is credited to policyholders (group pension contractholders and individual life and annuity policyholders). The investment objective is to maximize after-tax yields consistent with acceptable risk while maintaining appropriate liquidity and matching policyholder liabilities.


     Investments in fixed maturities include bonds which are carried at fair market value. Significant portfolio activity may occur to match contract obligations and not for the purpose of trading. The impact on net income and portfolio yields as a result of these sales has not been significant. The net unrealized after-tax loss on securities was $654 million at December 31, 1994.


     G.   COMPETITION

     HLIC is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 2,000 stock, mutual and other types of insurers in the life insurance business in the United States.


     In the July 1994 edition of BEST'S REVIEW, Life-Health Insurance magazine, HLIC ranked 14th among all life insurance companies in the United States based upon total assets. A.M. Best Insurance Reports assigned HLIC its highest classification, A++, as of December 31, 1993.

     H.   EMPLOYEES

     As of December 31, 1994, HLIC and its parent HLA have 3,481 direct employees, 1,872 of whom are employed at its Home Office in Simsbury, Connecticut, and 1,609 of whom are employed at various branch offices throughout the United States and elsewhere. ILA employs 481 people in Minneapolis, Minnesota and HLR has 19 employees in Westport, Connecticut.


     I.   PROPERTIES

     HLIC occupies office space leased by Hartford Fire. Expenses associated with these offices are allocated on a direct and indirect basis to the Life subsidiaries of Hartford Fire.


     J.   STATE REGULATION

     The insurance business of HLIC is subject to comprehensive and detailed regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required statutory financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals. In the accompanying financial statements, insurance reserves are determined in accordance with generally accepted accounting principals, which may vary from statutory requirements.


     In addition, several states, including Connecticut, regulate affiliated groups of insurers, such as HLIC, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.


     The National Association of Insurance Commissioners (NAIC) has recently developed new model solvency laws that relate an insurance company's capital requirements to the risks inherent in its overall operations. These new rules are known as Risk Based Capital (RBC). As of December 31, 1994, the Company exceeds the RBC standards.


     Although the federal government does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include removal of barriers preventing banks from engaging in the insurance business, limits to medical testing for insurability, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

     In accordance with the insurance laws and regulations under which HLIC operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life insurance contracts and reserves for its universal life and investment contracts. Reserves for life insurance contracts are based on mortality and morbidity tables in general use in the United States modified to reflect Company experience. These reserves are computed at amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet HLIC's policy obligations at their maturities or in the event of an insured's death. Reserves for universal life insurance and investment products represent policy account balances before applicable surrender charges. In the accompanying financial statements these life insurance reserves are determined in accordance with generally accepted accounting principles, which may vary from statutory requirements.

                        EXECUTIVE OFFICERS AND DIRECTORS


                                           OTHER BUSINESS PROFESSION,
                                           VOCATION OR EMPLOYMENT
HLIC,                                      FOR POSITION WITH PAST 5
NAME, AGE           YEAR OF ELECTION       YEARS; OTHER DIRECTORSHIPS
- ---------           ----------------       --------------------------

Louis J. Abdou      Vice President, 1987   Vice President (1987-Present),
52                                         Hartford Insurance company.

David H. Annis,     Vice President, 1994   Vice President (1994-Present);
43                                         Assistant Vice President (1986-1994).

Paul J. Boldischar, Vice President,        Senior Vice President and Jr.,
53                  1992                   Director, Operations ITT Hartford
                                           Life and Annuity Insurance Company,
                                           1994; Senior Vice President and
                                           Director of National Service Center,
                                           ITT Life Insurance Corporation
                                           (1987-1992).

Wendell J. Bossen   Vice President, 1992** President (1992-Present),
61 International Corporate Marketing Group, Inc.; Executive Vice President (1984-1992), Mutual Benefit.

Peter W. Cummins    Vice President, 1989   Vice President, Individual Annuity
57                                         Operations (1989-Present), Hartford
                                           Life Insurance Company.

Julianna B. Dalton  Vice President, 1992   Vice President, (1992-Present);
39                                         Assistant Vice President,
                                           (1989-1992); Director of Research,
                                           (1987-1989) Hartford Life Insurance
                                           Company.

Ann M. deRaismes    Vice President, 1994   Vice President, (1994) Assistant
44                                         Vice President (1992-1994); Director
                                           of Human Resources (1991-Present);
                                           Assistant Director of Human Resources
                                           (1987-1991), Hartford Life Insurance
                                           Company.

Allen J. Duoma, M.D. Medical Director,        Medical Director (1993-Present),
49                   1993                     Employee Benefits Division,
                                              Hartford Life Insurance Company;
                                              Medical Director (1990-1993),
                                              Travelers' Managed Disability
                                              Services; Medical Director
                                              (1988-1990), Center for Corporate
                                              Health.

Donald R. Frahm      Chairman and Chief       Chairman and Chief Executive
63                   Executive Officer,       Officer of the Hartford Insurance
                     1988                     Group (1988-Present).

Bruce D. Gardner     General Counsel, 1991    General Counsel Corporate
44                   and Corporate Secretary  Secretary (1991-Present)
                                              Corporate Secretary (1988-
                                              Present); Associate General
                                              Counsel (1988-1991); Counsel,
                                              (1986-1988) Hartford Life
                                              Insurance Company.

Joseph H. Gareau     Executive Vice President Executive Vice President and
47                   and Chief Investment     Chief Investment Officer,
                     Officer, 1993            (1993-Present), Hartford Life
                                              Insurance Co.; Senior Vice
                                              President and Chief Investment
                                              Officer (1992-1993), ITT
                                              Hartford's Property-Casualty
                                              Companies.

J. Richard Garrett   Vice President, 1988     Vice President and Treasurer
49                   & Treasurer              (1988-Present), Hartford Insurance
                                              Group.

John P. Ginnetti     Executive Vice           Executive Vice President, 1994;
48                   President and Director   Senior Vice President, (1988-
                     Asset Management         1994); General Counsel and
                     Services, 1994           Corporate Secretary of
                                              Hartford Life Insurance
                                              Company (1982-1988).

Lois W. Grady        Vice President, 1993     Vice President (1993-Present);
50                                            Assistant Vice President
                                              (1988-1993), Hartford Life
                                              Insurance Company.

David A. Hall        Senior Vice President    Senior Vice President and Actuary
40                   and Actuary, 1992        of Hartford Life Insurance Company
                                              (1992-Present).

Joseph Kanarek       Vice President, 1991     Vice President (1991-Present);
47                                            Director (1992-Present), Hartford
                                              Life Insurance Company.

Kevin L. Kirk        Vice President, 1992     Vice President (1992-Present);
43                                            Assistant Vice President;
                                              Assistant Director (1985-1992),
                                              Asset Management Services,
                                              Hartford Life Insurance Company
                                              (1985-1992).

Andrew W. Kohnke     Vice President, 1992     Vice President (1992-Present);
36                                            Assistant Vice President
                                              (1989-1992); Investment Officer
                                              (1987-1989), Hartford Life
                                              Insurance Company.

Steven M. Maher      Vice President and       Vice President and Actuary
40                   Actuary, 1993            (1993-Present); Assistant Vice
                                              President (1987-1993), Hartford
                                              Life Insurance Company.

William B. Malchodi, Vice President and       Director of Taxes (1992-Present),
Jr., 44              Director of Taxes 1992   Hartford Insurance Company.

Thomas M. Marra      Senior Vice President    Senior Vice President, 1994; Vice
36                   and Actuary, 1994        President (1989-1994); Director of
                     Director, ILAD           Individual Annuities
                                              (1991-Present); Assistant Vice
                                              President (1989); Actuary
                                              (1987-1989), Hartford Life
                                              Insurance Company.

David J. McDonald    Senior Vice President,   Senior Vice President and
58                   1986                     Director, Asset Management
                                              Services (1986-Present); Vice
                                              President (1980-1986), Hartford
                                              Insurance Company.

Kevin A. North       Vice President, 1991     Vice President, Hartford Insurance
42                                            Group and Director of Real Estate
                                              (1991-Present); Vice President and
                                              Deputy Director of Real Estate
                                              (1989-1991); Assistant Vice
                                              President and Deputy Director
                                              of Real Estate (1987-1989).

Joseph J. Noto        Vice President, 1989      Vice President (1989-Present),
42                                              Hartford Life Insurance Company;
                                                Controller (1983-1989), Personal
                                                Lines Insurance Center; Vice
                                                President (1986-1989), Personal
                                                Lines Insurance Center;
                                                Controller (1987-1989), Personal
                                                Lines Market Segment, Hartford
                                                Fire.

Leonard E. Odell, Jr. Senior Vice President,    Senior Vice President
49                    1994                      (1994-Present); Vice President
                                                (1982-1994); Actuary
                                                (1976-1982), Hartford Life
                                                Insurance Company.

Michael C. O'Halloran Vice President & Senior   Vice President & Senior
46                    Associate General         Associate General Counsel and
                      Counsel, 1988             Director (1988-Present), Law
                                                Department, Hartford Fire
                                                Insurance Company.

Craig D. Raymond      Vice President and        Vice President and Chief
33                    Chief Actuary, 1994       Actuary, 1994; Vice President
                                                and Actuary (1993-1994);
                                                Assistant Vice President and
                                                Actuary (1992-1993); Actuary
                                                (1989-1992), Hartford Life
                                                Insurance Company; Consultant,
                                                Tillinghast/ Towers Ferrin
                                                (1988-1989).

Lowndes A. Smith      President and Chief       President and Chief Operating
55                    Operating Officer, 1989   Officer (1989-Present), Hartford
                                                Life Insurance Company; Senior
                                                Vice President and Group
                                                Controller; Vice President and
                                                Group Controller (1980-1987),
                                                Hartford Insurance Group.

Edward J. Sweeney     Vice President, 1993      Vice President (1993-Present);
38                                              Chicago Regional Manager
                                                (1985-1993), Hartford Life
                                                Insurance Company.

James E. Trimble      Vice President and        Vice President (1990-Present);
38                    Actuary, 1990             Assistant Vice President
                                                (1987-1990), Hartford Life
                                                Insurance Company.

Raymond P. Welnicki,    Senior Vice             Senior Vice President 1994, Vice
46                      President, 1994         President (1993-Present)
                                                Hartford Life Insurance Company;
                                                Board of Directors, Ethix Corp.,
                                                formerly employed by Aetna Life
                                                & Casualty.

James J. Westervelt,    Vice President and      Vice President and Group
47                      Group Controller, 1989  Controller, (1989-Present);
                                                Assistant Vice President and
                                                Assistant Controller
                                                (1983-1989), Hartford Insurance
                                                Group.

Lizabeth H. Zlatkus,    Vice President, 1994    Vice President (1994); Assistant
36                                              Vice President (1992-1994);
                                                Hartford Life Insurance Company;
                                                formerly Director, Hartford
                                                Insurance Group.

Donald J. Znamierowski, Vice President and      Vice President and Director of
60                      Director of Strategic   Strategic Operations, 1994; Vice
                        Operations, 1994        President and Comptroller
                                                (1986-1994); Assistant Vice
                                                President and Comptroller
                                                (1976-1986); Director
                                                (1976-1986), Hartford Life
                                                Insurance Company, Hartford Life
                                                & Accident Insurance Company,
                                                ITT Hartford Life & Annuity
                                                Insurance Company, and Ally
                                                Canada.





_______________
* Denotes date of election to Board of Directors.
**ITT Hartford Affiliated Company.

EXECUTIVE COMPENSATION


Executive officers of Hartford Life Insurance Company also serve one or more affiliated companies of Hartford Life Insurance Company. Allocations have been made as to each individual's time devoted to his duties as an executive officer of HLIC. The following tables provide information on executive compensation paid to the Chief Operating Officer and the five most highly compensated executive officers of HLIC whose allocated compensation exceeded $100,000 in 1994. Directors of HLIC receive no compensation in addition to their compensation as employees of HLIC.




                              [SEE INSERT ATTACHED]



                                LEGAL PROCEEDINGS

HLIC and its subsidiaries are involved in pending and threatened litigation in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the results of operations and financial position of HLIC.

                                     EXPERTS

The financial statements of HLIC included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included herein in reliance on the authority of said firm as experts in accounting and auditing.

                                                  -----------------------------  --------------------------------------------------
S-1 Filing                                              Annual Compensation                      Long Term Compensation
                                                  -----------------------------  --------------------------------------------------
                                                                                 Restricted Stock  Options/   LTIP       All Other
      Name                      Title          Salary($)    Bonus($)   Other($)     Awards($)      SARs(#)  Payouts($) Compensation
      ----                      -----          ---------    --------   --------  --------------    -------- ----------- ------------
Frahm, Donald R.         Chairman & CEO          41,872      20,720        102        0              0          0            0
Cummins, Peter W.        Vice President         119,802           0    219,814        0              0          0            0
Kanarek, Joseph          Vice President         167,122           0    133,163        0              0          0            0
Smith, Lowndes A.        President & COO        161,333      70,180        667        0              0          0            0
Marra, Thomas S.         Sr. Vice President     141,581           0     76,091        0              0          0            0

                                   -------------------------------------------------------------------------------------------------
S-1 Filing                                                                        Option Grants
                                   -------------------------------------------------------------------------------------------------
                                                                                                          Potential Realizable Value
                                                                                                            at Assumed Annual Rate
                                                                                                         of Stock Price Appreciation
                                                               % of Total                                     for Option Term (2)
                                   Number of Securities     Options Granted  Exercise                     --------------------------
                                    Underlying Options        to Employees    Price       Expiration             5%             10%
                                          Granted               in 1994 (1)  ($/shr)         Date               ($)             ($)
                                          -------               -----------   -------        ----               ---             ---
Frahm, D.R.                                2,738                   0.1%       $84.00      10/13/2004          144,649        366,536
Cummins, P.                                  835                   0.0%       $84.00      10/13/2004           44,113        111,781
Kanarek, J.                                  941                   0.1%       $84.00      10/13/2004           49,713        125,972
Smith, L.A.                               12,100                   0.6%       $84.00      10/13/2004          639,243      1,619,827
Marra, T.M.                                7,335                   0.4%       $91.14       2/10/2004          420,425      1,065,365
                                           2,684                   0.1%       $84.00      10/13/2004          141,796        359,307


                              (1) Based on total of 1,876,198 options granted to ITT employees during 1994.


                              (2) At the end of the term of the options granted October 11, 1994, the projected price per share of ITT Common Stock would be $136.83 and $217.87 at an assumed annual appreciation rate of 5% and 10%, respectively.  The projected price per share of ITT Common Stock of the options granted February 8, 1994 would be $148.46 and $236.39 at an assumed appreciation rate of 5% and 10%, respectively.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values


- -----------------------------------------------------------------------------------------------
                                                                                  Value of
                                                          Number of             unexercised
                                                         unexercised           in-the-money
                                                       options/SARs at        options/SARs at
                                                       fiscal year-end        fiscal year-end
                          Shares                      -----------------------------------------
                       Acquired on        Value         Exercisable/           Exercisable/
      Name             Exercise (#)      Realized       Unexercisable          Unexercisable
      ----             ------------      --------       -------------          -------------
Frahm, D.R.                 0               0                 0                      0
Cummins, P.                 0               0                 0                      0
Kanarek, J.                 0               0                 0                      0
Marra, T.M.                 0               0                 0                      0
Smith, L.A.                 0               0                 0                      0

                                   APPENDIX A


                 MODIFIED GUARANTEED ANNUITY FOR QUALIFIED PLANS

The Compound Rate Contract Annuity for Qualified Plans is a group deferred annuity Contract under which one or more purchase payments may be made. Plans eligible to purchase the Contract are pension and profit-sharing plans qualified under Section 401(a) of the Internal Revenue Code, Keogh Plans and eligible state deferred compensation plans under Section 457 of the Code ("Qualified Plans").

To apply for a Group Annuity Contract, the trustee or other applicant need only complete an application for the Group Annuity Contract and make its initial purchase payment. A Group Annuity Contract will then be issued to the applicant and subsequent Purchase Payments may be made subject to the same $5,000 minimum applicable to non-qualified purchasers of Certificates. While no Certificates are issued, each purchase payment and the Account established thereby, are confirmed to the Contract Owner. The initial and subsequent purchase payments operate to establish Accounts under the Group Annuity Contract in the same manner as non-qualified purchases. Each Account will have its own Initial and Subsequent Guarantee Periods and Guaranteed Rates. Surrenders under the Group Annuity Contract may be made at the election of the Contract Owner, from one or more of the Accounts established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders", p. _____). Net Surrender Values may be taken in cash or applied to purchase annuities for the Contract Owners' Qualified Plan Participants.

Because there are no individual participant accounts, the Qualified Group Annuity Contract issued in connection with a Qualified Plan does not provide for death benefits. Annuities purchased for Qualified Plan Participants may provide for a payment upon the death of the Annuitant depending on the option chosen (see "Annuity Options", p. _____). Additionally, since there are no Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Annuity Commencement Date are not applicable.

                                   APPENDIX B

         SPECIAL PROVISIONS FOR INDIVIDUAL CONTRACTS ISSUED IN THE STATE
      OF MISSOURI, NEW YORK, OREGON, SOUTH CAROLINA, VIRGINIA AND WISCONSIN

The following provision, among others, applies only to individual Contracts issued in the State of California, Missouri, New York, Oregon, South Carolina, Texas, Virginia and Wisconsin:

     (1) The Contract Owner has the right to request, in writing, a surrender of the Contract within ten (10) days after it was purchased. In such event, in California, Missouri, New York, Oregon, Texas, Virginia and Wisconsin, HLIC will pay the Contract Owner an amount equal to the sum of (a) the Account Value on the date the written request for surrender was received multiplied by the Market Value Adjustment formula and (b) any charges deducted from the Purchase Payment. In South Carolina, the Contract will be cancelled and any premium paid will be refunded in full.

                                   APPENDIX C

                             MARKET VALUE ADJUSTMENT

The formula which will be used to determine the Market Value Adjustment is:


                                              (N/12)
                         [( 1 + I )/( 1 + J )]


I = The Guarantee Rate in effect for the Current Guarantee Period (expressed as a decimal, e.g., 1% = .01)


J = The Current Rate (expressed as a decimal, e.g., 1% = .01) in effect for durations equal to the number of years remaining in the current Guarantee Period (years are rounded to the next highest number of years).


N = The number of complete months from the surrender date to the end of the current Guarantee Period.

EXAMPLE OF MARKET VALUE ADJUSTMENT

Beginning Account Value:           $50,000
Guarantee Period:                  5 Years
Guarantee Rate:                    5.50% per annum
Full Surrender:                    Middle of Contract Year 3

EXAMPLE 1:

Gross Surrender Value at middle of
                                                  (2.5)
  Contract Year 3                  = 50,000 (1.055)    = 57,161.18

Net Surrender Value at middle of
 Contract Year 3                   = [57,161.18 - (0.05) x 57,161.18]
                                     x Market Value Adjustment
                                   = $54,303.12 x Market Value Adjustment
Market Value Adjustment

I =    0.055
J =    0.061
N =    30


                                                      (N/12)
Market Value Adjustment            = [(1 + I)/(1 + J)]
                                                  (30/12)
                                   = (1.055/1.061)
                                   = 0.985922

Net Surrender Value at middle of   = $54,303.12 x 0.985922
  Contract Year 3
                                   = $53,538.64


EXAMPLE OF MARKET VALUE ADJUSTMENT

Beginning Account Value:           $50,000
Guarantee Period:                  5 Years
Guarantee Rate:                    5.50% per annum
Full Surrender:                    Middle of Contract Year 3

EXAMPLE 2:

Gross Surrender Value at middle of
                                                   (2.5)
  Contract Year 3                  = 50,000 (1.055)     = 57,161.18

Net Surrender Value at middle of
  Contract Year 3                  = [57,161.18 - (0.05) x 57,161.18]
                                     x Market Value Adjustment
                                   = $54,303.12 x Market Value Adjustment

Market Value Adjustment

I =  0.055
J =  0.050
N = 30

                                                      (N/12)
Market Value Adjustment            = [(1 + I)/(1 + J)]
                                                 (30/12)
                                   = (1.055/1.05)
                                   = 1.011947

Net Surrender Value at middle of
  Contract Year 3                  = $54,303.12 x 1.011947
                                   = $54,951.88

This example does not include any applicable taxes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Hartford Life Insurance Company and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Hartford Life Insurance Company (a Connecticut corporation and wholly-owned subsidiary of Hartford Life and Accident Insurance Company) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholder's equity and cash flow for each of the three years in the period ended December 31, 1994. These consolidated financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are
free of material misstatement.   An audit includes examining, on a test basis,
evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hartford Life Insurance Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in the accompanying notes to the consolidated financial statements, the Company adopted new accounting standards promulgated by the Financial Accounting Standards Board, changing its methods of accounting, as of January 1, 1994, for debt and equity securities, and, effective January 1, 1992, for postretirement benefits other than pensions and postemployment benefits.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules listed in the Index to Consolidated Financial Statements and Schedules are presented for purposes of complying with the Securities and Exchange Commission's rules and are not a required part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



                                        ARTHUR ANDERSEN  LLP





Hartford, Connecticut
January 30, 1995

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                  (IN MILLIONS)


                                                 FOR THE YEARS ENDED DECEMBER 31,

                                                      1994      1993      1992
REVENUES:
Premiums and other considerations                   $1,100    $  747   $  259
Net investment income                                1,292     1,051      907
Net realized gains on investments                        7        16        5
                                                    ------    ------    ------
                                                     2,399     1,814    1,171

BENEFITS, CLAIMS AND EXPENSES:
Benefits, claims and claim
   adjustment expenses                               1,405     1,046      797
Amortization of deferred policy
    acquisition costs                                  145       113       55
Dividends to policyholders                             419       227       47
Other insurance expenses                               227       210      138
                                                    ------    ------    ------
                                                     2,196     1,596    1,037

INCOME BEFORE INCOME TAX AND
    CUMULATIVE EFFECT OF CHANGES IN
    ACCOUNTING PRINCIPLES                              203       218      134
Income tax expense                                      65        75       45
                                                    ------    ------    ------

INCOME BEFORE CUMULATIVE EFFECT OF
    CHANGES IN ACCOUNTING PRINCIPLES                   138       143       89

Cumulative effect of changes in
    accounting principles net of tax benefit of $7       -         -      (13)
                                                    ------    ------    ------

NET INCOME                                          $  138    $  143    $  76
                                                    ------    ------    ------
                                                    ------    ------    ------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  (IN MILLIONS)

                                                           AS OF  DECEMBER 31,
                                                         1994           1993
                                                       --------       --------
            ASSETS

Investments:
Fixed maturities, available for sale, at fair
value in 1994 and at amortized cost in 1993
(amortized cost, $14,464  in 1994; fair
value, $12,845 in 1993)                                 $13,429        $12,597
Equity securities, at fair value                             68             90
Mortgage loans, at outstanding principal balance            316            228
Policy loans, at outstanding balance                      2,614          1,397
Other investments                                           107             40
                                                        -------        -------
                                                         16,534         14,352

Cash                                                         20              1
Premiums and amounts receivable                             160            327
Reinsurance recoverable                                   5,466          5,532
Accrued investment income                                   378            241
Deferred policy acquisition costs                         1,809          1,334
Deferred income tax                                         590            114
Other assets                                                 83            101
Separate account assets                                  22,809         16,284
                                                        -------        -------
                                                        $47,849        $38,286
                                                        -------        -------
                                                        -------        -------

      LIABILITIES AND STOCKHOLDER'S EQUITY

Future policy benefits                                   $1,890         $1,659
Other policyholder funds                                 21,328         18,234
Other liabilities                                         1,000            916
Separate account liabilities                             22,809         16,284
                                                        -------        -------
                                                         47,027         37,093

Common stock - authorized 1,000 shares, $5,690
par value, issued and outstanding 1,000 shares                6              6
Capital surplus                                             826            676
Unrealized losses on securities, net of tax               (654)            (5)
Retained earnings                                           644            516
                                                        -------        -------
                                                            822          1,193
                                                        -------        -------
                                                        $47,849        $38,286
                                                        -------        -------
                                                        -------        -------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                  (IN MILLIONS)


                                                                                         UNREALIZED
                                                                                       GAINS(LOSSES)                     TOTAL
                                                                COMMON        CAPITAL        ON            RETAINED  STOCKHOLDER'S
                                                                STOCK         SURPLUS    SECURITIES        EARNINGS      EQUITY
                                                                -----         -------    ----------        --------      ------
BALANCE, DECEMBER 31, 1991                                       $   6        $  439         $    1         $  297         $  743
Net Income                                                                                                      76             76
Capital Contribution                                                 -            25              -              -             25
Excess of assets over liabilities on
 reinsurance assumed from affiliate                                  -            34              -              -             34
Change in unrealized losses on equity
  securities, net of tax                                             -             -             (1)             -             (1)
                                                                ------        -------        -------        -------        -------
BALANCE, DECEMBER 31, 1992                                           6           498              0            373            877
                                                                ------        -------        -------        -------        -------
Net Income                                                           -             -              -            143            143
Capital Contribution                                                 -           180              -              -            180
Excess of assets over liabilities on
 reinsurance assumed from affiliate                                  -            (2)             -              -             (2)
Change in unrealized losses on equity
  securities, net of tax                                             -             -             (5)             -             (5)
                                                                ------        -------        -------        -------        -------
BALANCE, DECEMBER 31, 1993                                           6           676             (5)           516          1,193
                                                                ------        -------        -------        -------        -------
Net Income                                                           -             -              -            138            138
Capital Contribution                                                 -           150              -              -            150
Dividends Paid                                                       -             -              -            (10)           (10)
Change in unrealized losses on securities,
   net of tax *                                                      -             -           (649)             -           (649)
                                                                ------        -------        -------        -------        -------
BALANCE, DECEMBER 31, 1994                                       $   6        $  826         $ (654)        $  644         $  822
                                                                ------        -------        -------        -------        -------
                                                                ------        -------        -------        -------        -------

* The 1994 change in unrealized losses on securities, net of tax, includes a gain of $91 due to adoption of SFAS #115 as discussed in note 1b to the consolidated financial statements.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASHFLOW
                                  (IN MILLIONS)


                                              FOR THE YEARS ENDED DECEMBER 31,
                                                  1994       1993       1992
                                                  ----       ----       ----
OPERATING ACTIVITIES:
NET INCOME                                      $   138    $   143    $    76
Cumulative effect of accounting changes               -          -         13
Adjustments to net income:
Net realized investment gains before tax             (7)       (16)        (5)
Net policyholder investment losses
  (gains) before tax                                  5        (15)       (15)
Net deferred policy acquisition costs              (441)      (292)      (278)
Net amortization of premium (discount) on
  fixed maturities                                   41          2        (16)
Deferred income tax benefits                       (128)      (121)       (14)
(Increase) decrease  in premiums and
  amounts receivable                                 10        (28)       (14)
Increase in accrued investment income              (106)        (4)      (116)
Decrease(increase) in other assets                  101        (36)        88
Decrease(increase)  in reinsurance
  recoverable                                        75       (121)         0
Increase in liability for future policy
  benefits                                          224        360        527
Increase in other liabilities                       191        176         92
                                                --------  ---------   --------
CASH PROVIDED BY OPERATING ACTIVITIES               103         48        338
                                                --------  ---------   --------
INVESTING ACTIVITIES:
Purchases of fixed maturity investments          (9,127)   (12,406)    (8,948)
Proceeds from sales of fixed maturity
  investments                                     5,708      8,813      5,728
Maturities and principal paydowns of
  long-term investments                           1,931      2,596      1,207
Net purchases of other investments               (1,338)      (206)      (106)
Net sales (purchases) of short-term
  investments                                       135       (564)       221
                                                --------  ---------   --------
CASH USED FOR INVESTING ACTIVITIES               (2,691)    (1,767)    (1,898)
                                                --------  ---------   --------
FINANCING ACTIVITIES:
Net receipts from investment and UL-type
contracts credited to policyholder account
balances                                          2,467      1,513      1,512
Capital contribution                                150        180         25
Excess of assets over liabilities on
  reinsurance assumed from affiliate                 -           -         34
Dividends paid                                      (10)         -          -
                                                --------  ---------   --------
CASH PROVIDED BY FINANCING
  ACTIVITIES                                      2,607      1,693      1,571
                                                --------  ---------   --------
NET INCREASE(DECREASE) IN CASH                       19        (26)        11
Cash at beginning of period                           1         27         16
                                                --------  ---------   --------
CASH AT END OF PERIOD                           $    20    $     1    $    27
                                                --------  ---------   --------
                                                --------  ---------   --------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN MILLIONS)

1.   SIGNIFICANT ACCOUNTING POLICIES

     (A)  BASIS OF PRESENTATION:

          These consolidated financial statements include Hartford Life Insurance Company (the Company or HLIC) and its wholly-owned subsidiaries, ITT Hartford Life and Annuity Company (ILA) and ITT Hartford International Life Reassurance Corporation (HLR), formerly American Skandia Life Reinsurance Corporation. HLIC is a wholly-owned subsidiary of Hartford Life and Accident Insurance Company (HLA).
          The Company is ultimately owned by Hartford Fire Insurance Company (Hartford Fire), which is ultimately owned by ITT Hartford Group, Inc., a subsidiary of ITT Corporation (ITT).

          The consolidated financial statements are prepared in conformity with generally accepted accounting principles which differ in certain material respects from the accounting practices prescribed or permitted by various insurance regulatory authorities.

          Certain reclassifications have been made to prior year financial statements to conform to current year classifications.

     (B)  CHANGES IN ACCOUNTING PRINCIPLES:

          Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards (SFAS)No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and SFAS No. 112, Employers' Accounting for Postemployment Benefits", using the immediate recognition method. Accordingly, a cumulative adjustment (through December 31, 1991) of $7 after-tax has been recognized at January 1, 1992.

          Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The new standard requires, among other things, that fixed maturities be classified as "held-to-maturity", "available-for-sale" or "trading" based on the Company's intentions with respect to the ultimate disposition of the security and its ability to effect those intentions. The classification determines the appropriate accounting carrying value (cost basis or fair value) and, in the case of fair value, whether the adjustment impacts Stockholder's Equity directly or is reflected in the Consolidated Statements of Income. Investments in equity securities had previously been recorded at fair value with the corresponding impact included in Stockholder's Equity. Under SFAS No. 115, the Company's fixed maturities are classified as "available for sale" and accordingly, these investments are reflected at fair value with the corresponding impact included as a component of Stockholder's Equity designated as "Unrealized Loss on Securities, Net of Tax."
          As with the underlying investment security, unrealized gains and losses on derivative financial instruments are considered in determining the fair value of the portfolios. The impact of adoption was an increase to stockholder's equity of $91.

          The Company's cash flows were not impacted by these changes in accounting principles.

     (C)  REVENUE RECOGNITION:

          Revenues for universal life policies and investment products consist of policy charges for the cost of insurance, policy administration and surrender charges assessed to policy account balances. Premiums for traditional life insurance policies are recognized as revenues when they are due from policyholders. Deferred acquisition costs are amortized using the retrospective deposit method for universal life and other types of contracts where the payment pattern is irregular or surrender charges are a significant source of profit and the prospective deposit method is used where investment margins are the primary source of profit.

     (D)  FUTURE POLICY BENEFITS AND OTHER POLICYHOLDER FUNDS:

          Liabilities for future policy benefits are computed by the net level premium method using interest rate assumptions varying from 3% to 11% and withdrawal, mortality and morbidity assumptions which vary by plan, year of issue and policy durations and include a provision for adverse deviation. Liabilities for universal life insurance and investment products represent policy account balances before applicable surrender charges.

     (E)  POLICYHOLDER REALIZED GAINS AND LOSSES:

          Realized gains and losses on security transactions associated with the Company's immediate participation guaranteed contracts are excluded from revenues, since under the terms of the contracts the realized gains and losses will be credited to policyholders in future years as they are entitled to receive them.

     (F)  DEFERRED POLICY ACQUISITION COSTS:

          Policy acquisition costs, including commissions and certain underwriting expenses associated with acquiring traditional life insurance products, are deferred and amortized over the lesser of the estimated or actual contract life. For universal life insurance and investment products, acquisition costs are being amortized generally in proportion to the present value of expected gross profits from surrender charges, investment, mortality and expense margins.

     (G)  INVESTMENTS:

          Investments in fixed maturities are classified as available for sale and accordingly reflected at fair value with the corresponding impact of unrealized gains and losses, net of tax, included as a component of
          stockholder's equity.   Securities and derivative instruments,
          including swaps, caps, floors, futures, forward commitments and collars, are based on dealer quotes or quoted market prices for the same or similar securities. While the Company has the ability and intent to hold all fixed income securities until maturity, due to contract obligations, interest rates and tax laws, portfolio activity occurs. These trades are motivated by the need to optimally position investment portfolios in reaction to movements in capital markets or distribution of policyholder liabilities. When an other than temporary reduction in the value of publicly traded securities occurs, the decrease is reported as a realized loss and the carrying value is adjusted accordingly. Real estate is carried at cost less accumulated depreciation. Equity securities, which include common stocks, are carried at market value with the after-tax difference from cost reflected in stockholder's equity. Realized investment gains and losses, after deducting life and pension policyholders share are reported as a component of revenue and are determined on a specific identification basis.

     (H)  DERIVATIVE FINANCIAL INSTRUMENTS

          The Company uses a variety of derivative financial instruments as part of an overall risk management strategy. These instruments, including swaps, caps, collars and exchange traded financial futures, are used as a means of hedging exposure to price, foreign currency and/or interest rate risk on planned investment purchases or existing assets and liabilities. The Company does not hold or issue derivative financial instruments for trading purposes. The Company's minimum correlation threshold for hedge designation is 80%. If correlation, which is assessed monthly and measured based on a rolling three month average, falls below 80%, hedge accounting will be terminated. Gains or losses on futures purchased in anticipation of the future receipt of product cash flows are deferred and, at the time of the ultimate purchase, reflected as a basis adjustment to the purchased asset. Gains or losses on futures used in invested asset risk management are deferred and adjusted into the basis of the hedged asset when the contract is closed. The basis adjustments are amortized into investment income over the remaining asset life.

          Open forward commitment contracts are marked to market through Stockholder's Equity. Such contracts are recorded at settlement by recording the purchase of the specified securities at the previously committed price. Gains or losses resulting from the termination of the forward commitment contracts before the delivery of the securities are recognized immediately in the income statement as a component of investment income.

          The Company's accounting for interest rate swaps and purchased or written caps, floors, and options used to manage risk is in accordance with the concepts established in SFAS 80, "Accounting for Futures Contracts", the American Institute of Certified Public Accountants Statement of Position 86-2, "Accounting for Options" and various EITF pronouncements, except for written options which are written in all cases in conjunction with other assets and derivatives as part of an overall risk management strategy. Such synthetic instruments are accounted for as hedges. Derivatives, used as part of a risk management strategy, must be designated at inception and have consistency of terms between the synthetic instrument and the financial instrument being replicated. Synthetic instrument accounting, consistent with industry practice, provides that the synthetic asset is accounted for like the financial instrument it is intended to replicate. Interest rate swaps and purchased or written caps, floors and options which fail to meet management criteria are accounted for at fair market value with the impact reflected in net income.

          Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net payments are recognized as an adjustment to income. Should the swap be terminated, the gains or losses are adjusted into the basis of the asset or liability and amortized over the remaining life. The basis of the underlying asset or liability is adjusted to reflect changing market conditions such as prepayment experience. Should the asset be sold or liability terminated, the gains or losses on the terminated position are immediately recognized in earnings. Interest rate swaps purchased in anticipation of an asset purchase ("anticipatory transaction") are recognized consistent with the underlying asset components. That is, the settlement component is recognized in the Statement of Income while the change in market is recognized as an unrealized gain or loss.

          Premiums paid on purchased floor or cap agreements and the premium received on issued cap or floor agreements used for risk management, as well as the net payments, are adjusted into the basis of the applicable asset and amortized over the asset life. Gains or losses on termination of such positions are adjusted into the basis of the asset or liability and amortized over the remaining asset life.

          Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS 52. Changes in the spot rate of instruments designated as hedges of the net investment in a foreign subsidiary are reflected in the cumulative translation adjustment component of stockholder's equity.

     (I)  RELATED PARTY TRANSACTIONS:

          Transactions of the Company with its parent and affiliates relate principally to tax settlements, insurance coverage, rental and service fees and payment of dividends and capital contributions. In addition, certain affiliated insurance companies purchased group annuity contracts from the Company to fund pension costs and claim annuities to settle casualty claims.

          Substantially all general insurance expenses related to the Company, including rent expenses, are initially paid by Hartford Fire. Direct expenses are allocated to the Company using specific identification and indirect expenses are allocated using other applicable methods.

          The rent paid to Hartford Fire for the space occupied by the Company
          was $3   in 1994, 1993, and 1992 respectively.  The Company expects to pay rent of $3 in 1995, 1996, 1997,1998, and 1999 respectively and $60 thereafter, over the contract life of the lease.

          See also Note (4) for the related party coinsurance agreements.

2.   INVESTMENTS

     (A)  COMPONENTS OF NET INVESTMENT INCOME:



                                                  1994        1993       1992
                                                  ----        ----       ----
Interest income                                  $1,247      $1,007       $894
Income from other investments                        54          53         15
                                                 ------      ------     ------
GROSS INVESTMENT INCOME                           1,301       1,060        909
Less: investment expenses                             9           9          2
                                                 ------      ------     ------
NET INVESTMENT INCOME                            $1,292      $1,051       $907
                                                 ------      ------     ------
                                                 ------      ------     ------

     (B)  UNREALIZED GAINS (LOSSES) ON EQUITY SECURITIES:

                                                  1994        1993       1992
                                                  ----        ----       ----
Gross unrealized gains                            $  2        $  3        $ 2
Gross unrealized losses                            (11)        (11)        (2)
Deferred income tax expense (benefit)               (3)         (3)         0
                                                 ------      ------     ------
NET UNREALIZED LOSSES AFTER TAX                     (6)         (5)         0
Balance at beginning of year                        (5)          0          1
                                                 ------      ------     ------
CHANGE IN NET UNREALIZED LOSSES ON
  EQUITY SECURITIES                               $ (1)       $ (5)       $(1)
                                                 ------      ------     ------
                                                 ------      ------     ------

     (C)  UNREALIZED GAINS (LOSSES) ON FIXED MATURITIES:

                                                  1994        1993       1992
                                                  ----        ----       ----
Gross unrealized gains                         $   150       $ 538      $ 521
Gross unrealized losses                         (1,185)       (290)      (302)
                                               --------      ------     ------
NET UNREALIZED (LOSSES) GAINS                   (1,035)        248        219
Unrealized losses credited to policyholders         37           0          0
Deferred income tax expense (benefit)             (350)         87         75
                                               --------      ------     ------
NET UNREALIZED  (LOSSES) GAINS AFTER TAX          (648)        161        144
Balance at beginning of year                       161         144        297
                                               --------      ------     ------
CHANGE IN NET UNREALIZED (LOSSES)GAINS ON
  FIXED MATURITIES                             $  (809)      $  17      $(153)
                                               --------      ------     ------
                                               --------      ------     ------

     (D)  COMPONENTS OF NET REALIZED GAINS:

                                                  1994        1993       1992
                                                  ----        ----       ----
Fixed maturities                                  $(34)       $(12)       $20
Equity securities                                  (11)          0          3
Real estate and other                               47          43         (3)
Less: (decrease)increase in liability
  to policyholders for realized gains               (5)         15         15
                                                 ------      ------     ------
NET REALIZED GAINS                                $  7        $ 16        $ 5
                                                 ------      ------     ------
                                                 ------      ------     ------

     (E)  DERIVATIVE INVESTMENTS:

          A summary of investments, segregated by major category along with the types of derivatives and their respective notional amounts, are as follows as of December 31, 1994 :


                            SUMMARY OF INVESTMENTS
                            AS OF DECEMBER 31, 1994
                               (CARRYING AMOUNTS)

                                                                         ISSUED CAPS,    PURCHASED
                                         TOTAL CARRYING        NON-        FLOORS &     CAPS, FLOORS        FUTURES          SWAPS
                                              VALUE         DERIVATIVE    OPTIONS (B)  & OPTIONS (C)          (D)             (F)
                                         --------------     ----------   ------------  -------------       --------         ------
Asset Backed Securities                         $5,670          $5,690          $(31)            $24             $0          $(13)
Inverse Floaters (A)                               474             482            (9)              4              0            (3)
Anticipatory (E)                                   (30)              0             0               2              0           (32)
                                               --------        -------         ------         ------         ------         ------
TOTAL ASSET BACKED SECURITIES                    6,114           6,172           (40)             30              0           (48)

Other Bonds and Notes                            6,533           6,606             0               0              0           (73)

Short-Term Investments                             782             782             0               0              0             0
                                               --------        -------         ------         ------         ------         ------
TOTAL FIXED MATURITIES                          13,429          13,560           (40)             30              0          (121)

Other Investments                                3,105           3,105             0               0              0             0
                                               --------        -------         ------         ------         ------         ------

TOTAL INVESTMENTS                              $16,534         $16,665          $(40)            $30             $0         $(121)
                                               --------        -------         ------         ------         ------         ------
                                               --------        -------         ------         ------         ------         ------

                     SUMMARY OF  INVESTMENTS IN DERIVATIVES
                            AS OF DECEMBER 31, 1994
                               (NOTIONAL AMOUNTS)

                                                          ISSUED CAPS,    PURCHASED
                                         TOTAL NOTIONAL     FLOORS, &   CAPS, FLOORS,        FUTURES          SWAPS
                                            AMOUNT         OPTIONS (B)  & OPTIONS (C)          (D)             (F)
                                         --------------   ------------  -------------       --------         ------
Asset Backed Securities                          $4,244         $1,311         $2,546            $75           $312
Inverse Floaters (A)                              1,129            277             63              3            786
Anticipatory (E)                                    835              0            209            101            525
                                                -------        -------        -------        -------        -------
TOTAL ASSET BACKED                                6,208          1,588          2,818            179          1,623

Other Bonds and Notes                               670              0             72             74            524

Short-Term Investments                                0              0              0              0              0
                                                -------        -------        -------        -------        -------
TOTAL FIXED MATURITIES                            6,878          1,588          2,890            253          2,147

Other Investments                                    16              0              3              0             13
                                                -------        -------        -------        -------        -------

TOTAL INVESTMENTS                                $6,894         $1,588         $2,893           $253         $2,160
                                                -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------

A summary of the notional and fair value of derivatives with off Balance Sheet risk as of December 31, 1993 is as follows:


                              ISSUED SWAPS, CAPS
                              FLOORS AND COLLARS   FUTURES  FORWARDS     TOTAL
                              ------------------   -------  --------     -----
Notional                                 $7,015     $1,792       $91   $8,898
Fair Value                                  $(4)        $0        $1      $(3)

     (A) Inverse floaters, which are variations of CMO's for which the coupon rates move inversely with an index rate (e.g. LIBOR). The risk to principal is considered negligible as the underlying collateral for
          the securities is guaranteed or sponsored by government agencies.   To
          address the volatility risk created by the coupon variability, the Company uses a variety of derivative instruments, primarily interest rate swaps and issued floors.

     (B) Comprised primarily of caps ($1,459) with a weighted average strike rate of 7.7% (ranging from 6.8% to 10.2%). Over 70% mature in 1997 and 1998. Issued floors total $125 with a weighted average strike rate of 8.3% and mature in 2004.

     (C) Comprised of purchased floors ($1,856), purchased options and collars ($633) and purchased caps ($404). The floors have a weighted average strike price of 5.8% (ranging from 4.8% and 6.6%) and over 85% mature in 1997 and 1998. The options and collars generally mature in 1995 and 2002. The caps have a weighted average strike price of 7.2% (ranging from 4.5% and 8.9%) and over 66% mature in 1997 through 1999.

     (D)  Over 95% of futures contracts expire before December 31, 1995.

     (E) Deferred gains and losses on anticipatory transactions are included in the carrying value of bond investments in the consolidated balance sheets. At the time of the ultimate purchase, they are reflected as a basis adjustment to the purchased asset. At December 31, 1994, these were $(33) million in net deferred losses for futures, interest rate swaps and purchased options.

     (F) The following table summarizes the maturities of interest rate and foreign currency swaps outstanding at December 31, 1994 and the related weighted average interest pay rate or receive rate assuming current market conditions:

            MATURITY OF SWAPS ON INVESTMENTS  AS OF DECEMBER 31, 1994

                                                                                                                          MATURITY
      DERIVATIVE TYPE                                  1995      1996      1997      1998      1999      2000+     TOTAL     LAST
      ---------------                                  ----      ----      ----      ----      ----      -----     -----  --------
INTEREST RATE SWAPS:
PAY FIXED/RECEIVE VARIABLE:
Notional Value                                            $0       $15       $50        $0      $446      $268      $779      2004
Weighted Average Pay Rate                               0.0%      5.0%      7.2%      0.0%      8.2%      7.8%      7.9%
Weighted Average Receive Rate                           0.0%      6.4%      5.7%      0.0%      7.5%      6.5%      7.0%
PAY VARIABLE/RECEIVE FIXED:
Notional Value                                          $311       $50      $100       $25      $175      $100      $761      2002
Weighted Average Pay Rate                               5.1%      5.3%      5.5%      5.3%      5.4%      6.0%      5.4%
Weighted Average Receive Rate                           8.0%      8.0%      7.5%      4.0%      4.5%      7.2%      6.9%
PAY VARIABLE/RECEIVE DIFFERENT VARIABLE:
Notional Value                                           $95       $50       $18       $15        $5      $232      $415      2005
Weighted Average Pay Rate                               4.2%      6.4%      6.8%      6.2%      0.0%      6.0%      5.7%
Weighted Average Receive Rate                           9.1%      6.3%      9.5%      6.4%      0.0%      6.3%      7.1%
TOTAL INTEREST RATE SWAPS                               $406      $115      $168       $40      $626      $600    $1,955      2004
Total Weighted Average Pay Rate                         4.9%      5.7%      6.1%      5.6%      7.4%      6.8%      6.5%
Total Weighted Average Receive Rate                     8.2%      7.1%      7.2%      4.9%      6.7%      6.5%      7.0%
FOREIGN CURRENCY  SWAPS                                  $35       $46       $29       $15       $10       $70      $205      2002
TOTAL SWAPS                                             $441      $161      $197       $55      $636      $670    $2,160      2005

          In addition to risk management through derivative financial instruments pertaining to the investment portfolio, interest rate sensitivity related to certain Company liabilities was altered primarily through interest rate swap agreements. The notional amount of the liability agreements in which the Company generally pays one variable rate in exchange for another, was $1.7 billion and $1.3 billion at December 31, 1994 and 1993 respectively. The weighted average pay rate is 6.2%; the weighted average receive rate is 6.6% , and these agreements mature at various times through 2004.


     (F)  CONCENTRATION OF CREDIT RISK:
          The Company has a reinsurance recoverable of $4.4 billion from Mutual Benefit Life Assurance Corporation (Mutual Benefit). The risk of Mutual Benefit becoming insolvent is mitigated by the reinsurance agreement's requirement that the assets be kept in a security trust with the Company as sole beneficiary. Excluding investments in U.S. government and agencies, the Company has no other significant concentrations of credit risk.

          The Company currently owns $39.2 million par value of Orange County, California Pension Obligation Bonds, $17.1 million of which it continues to carry as available for sale under FASB 115 and $22.1 million which are included in the Separate Account Assets. While Orange County is currently operating under Protection of Chapter 9 of the Federal Bankruptcy Laws, the Company believes it is probable that it will collect all amounts due under the contractual terms of the bonds and that the bonds are not permanently or other than temporarily impaired.

          As of December 31, 1994 the Company owned $66.1 million of Mexican bonds, $52.3 million of which are payable in Mexican pesos but are fully hedged back to U.S. dollars, and $13.8 million of U.S. Dollar Denomination Mexican bonds. The primary risks associated with these securities is a default by the Mexican government or imposition of currency controls that prevent conversion of Mexican pesos to U.S. dollars. The Company believes both of these risks are remote.

     (G)  FIXED MATURITIES:
          The schedule below details the amortized cost and fair values of the Company's fixed maturities by component, along with the gross unrealized gains and losses:


                                                       1994
                                                       ----
                                  GROSS        GROSS
                                AMORTIZED   UNREALIZED  UNREALIZED
                                  COST         GAINS      LOSSES    FAIR VALUE
                                ---------  -----------  ----------  ----------
U.S. Government and government
  agencies and authorities:
- - guaranteed and sponsored         $1,516           $1       $(87)      $1,430
- - guaranteed and sponsored
  - asset backed                    4,256           78       (571)       3,763
States, municipalities and
  political subdivisions              148            1        (12)         137
International governments             189            1        (14)         176
Public utilities                      531            1        (32)         500
All other corporate                 3,717           38       (297)       3,458
All other corporate
  - asset backed                    2,442           30       (121)       2,351
Short-term investments              1,665            0        (51)       1,614
                                  -------        -----    --------     -------
TOTAL                             $14,464         $150    $(1,185)     $13,429
                                  -------        -----    --------     -------
                                  -------        -----    --------     -------


                                                      1993
                                                      ----
                                               GROSS      GROSS
                                AMORTIZED   UNREALIZED  UNREALIZED       FAIR
                                  COST         GAINS      LOSSES         VALUE
                                ---------   ----------  ----------      ------
U.S. Government and government
  agencies and authorities:
- - guaranteed and sponsored        $ 1,637       $   15    $   (12)     $ 1,640
- - guaranteed and sponsored
  - asset backed                    4,070          235       (219)       4,086
States, municipalities and
  political subdivisions               73            9           0          82
International governments             100            5         (3)         102
Public utilities                      423           20         (2)         441
All other corporate                 3,598          180        (42)       3,736
All other corporate
  - asset backed                    1,806           74        (12)       1,868
Short-term investments                890            0           0         890
                                 --------      -------    --------    --------
TOTAL                             $12,597       $  538    $  (290)     $12,845

                                 --------      -------    --------    --------
                                 --------      -------    --------    --------

          The amortized cost and estimated fair value of fixed maturity investments at December 31, 1994, by maturity, are shown below. Asset backed securities are distributed to maturity year based on the Company's estimate of the rate of future prepayments of principal over the remaining life of the securities. Expected maturities differ from contractual maturities reflecting the borrowers' rights to call or prepay their obligations.


                                        AMORTIZED COST    ESTIMATED FAIR VALUE
                                        --------------    --------------------
MATURITY
- --------
Due in one year or less                        $ 2,214                 $ 2,183
Due after one year through five years            7,000                   6,647
Due after five years through ten years           3,678                   3,334
Due after ten years                              1,572                   1,265
                                             ---------               ---------
                                               $14,464                 $13,429
                                             ---------               ---------
                                             ---------               ---------

          Sales of fixed maturities excluding short-term fixed maturities for the years ended 1994, 1993, and 1992 resulted in proceeds of $5,708, $8,813, and $5,728, respectively, resulting in gross realized gains of $71, $192, and $140, and gross realized losses of $100, $219, and $135, respectively, not including policyholder gains and losses.
          Sales of equity securities and other investments for the years ended December 31, 1994, 1993, and 1992 resulted in proceeds of $159, $127 and $7, respectively, resulting in gross realized gains of $3, $0, and $3, and gross realized losses of $14, $0, and $0, respectively, not including policyholder gains and losses.

     (H)  FAIR VALUE OF FINANCIAL INSTRUMENTS NOT DISCLOSED ELSEWHERE :

          BALANCE SHEET ITEMS:


                                           1994                     1993
                                  CARRYING       FAIR    CARRYING        FAIR
                                   AMOUNT        VALUE    AMOUNT         VALUE
                                 ---------      ------   --------       ------
         ASSETS
Other invested assets:
Policy loans                        $2,614      $2,614     $1,397       $1,397
Mortgage loans                         316         316        228          228
Investments in partnership
  and trusts                            36          42         14           34
Miscellaneous                           67          67         22           63

         LIABILITIES
Other policy claims and
  benefits                         $13,001     $12,374    $11,140      $11,415

          The following methods and assumptions were used to estimate the fair value of each class of financial instrument:policy and mortgage loan carrying amounts approximate fair value; investments in partnerships and trusts are based on external market valuations from partnership and trust management; and other policy claims and benefits payable are determined by estimating future cash flows discounted at the current market rate.

3.   INCOME TAX

          The Company is included in ITT's consolidated U.S. Federal income tax return and remits to (receives from) ITT a current income tax provision (benefit) computed in accordance with the tax sharing arrangements between ITTand its insurance subsidiaries. The effective tax rate was 32% in 1994, and approximates the U.S. statutory tax rates of 35% in 1993 and 34% in 1992. The provision for income taxes was as follows:

INCOME TAX EXPENSE:
                                                  1994      1993      1992
                                                  ----      ----      ----
     Current                                      $185   $ $ 190   $ $ 124
     Deferred                                     (120)     (115)      (79)
                                                -------  --------  --------
                                                  $ 65   $ $  75   $ $  45
                                                -------  --------  --------
                                                -------  --------  --------

                                                   1994      1993      1992
                                                   ----      ----      ----
TAX PROVISION AT U.S. STATUTORY RATE                $71       $76       $46
Tax-exempt income                                    (3)        0         0
Foreign tax credit                                   (1)        0         0
Other                                                (2)       (1)       (1)
                                                  -----     -----     -----
PROVISION FOR INCOME TAX                           $ 65       $75       $45
                                                  -----     -----     -----
                                                  -----     -----     -----

     Income taxes paid were $ 244 , $301 and $36 in 1994, 1993, and 1992 respectively. The current taxes due from or (to) Hartford Fire were $46, and $19 in 1994 and 1993 respectively.

     Deferred  tax assets include the following:

                                                   1994      1993
                                                   ----      ----
Tax deferred acquisition cost                     $284      $158
Book deferred acquisition costs and  reserves     (134)      (30)
Employee benefits                                    7         7
Unrealized loss on "available for sale"
  securities                                       353         3
Investments and other                               80       (24)
                                                -------   -------
                                                  $590      $114
                                                -------   -------
                                                -------   -------

     Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in a "Policyholders' Surplus Account" and will be taxable in the future only under conditions which management considers to be remote; therefore, no Federal income taxes have been provided on this deferred income. The balance for tax return purposes of the Policyholders' Surplus Account as of December 31, 1994 was $24.

4.   REINSURANCE

     The Company cedes insurance to non-affiliated insurers in order to limit its maximum loss. Such transfer does not relieve the Company of its primary liability. The Company also assumes insurance from other insurers. Group life and accident and health insurance business is substantially reinsured to affiliated companies.

     Life insurance net retained premiums were comprised of the following:

                                                  1994      1993      1992
                                                  ----      ----      ----
Gross premiums                                   $1,316    $1,135      $680
Reinsurance assumed                                 299        93        30
Reinsurance ceded                                   515       481       451
                                                -------   -------     -----
NET RETAINED PREMIUMS                            $1,100      $747      $259
                                                -------   -------     -----
                                                -------   -------     -----

     Life reinsurance recoveries, which reduced death and other benefits, for the years ended December 31, 1994, 1993 and 1992 approximated $164, $149, and $73, respectively.

     In December 1994, the Company assumed from a third party approximately $500 million of corporate owned life insurance reserves on a coinsurance
     basis.   Also in December 1994, ILA ceded to ITT Lyndon Insurance Company
     $1 billion in individual fixed and variable annuities on a modified coinsurance basis. These transactions did not have a material impact on consolidated net income.

     In October 1994, HLR recaptured approximately $500 million of corporate owned life insurance from a third party reinsurer. Subsequent to this transaction, HLIC and HLR restructured their coinsurance agreement from coinsurance to modified coinsurance, with the assets and policy liabilities placed in the separate account. In May 1994, HLIC assumed and reinsured the life insurance policies and the individual annuities of Pacific Standard with reserves and account values of approximately $400 million. The Company received cash and investment grade assets to support the life insurance and individual annuity contract obligations assumed.

     In June 1993, the Company assumed and partially reinsured the annuity, life and accident and sickness insurance policies of Fidelity Bankers Life Insurance Company in Receivership for Conservation and Rehabilitation, with account values of $3.2 billion. The Company received cash and investment grade assets to assume insurance and annuity contract obligations. Substantially all of these contracts were placed in the Company's separate accounts.

     In November 1993, ILA acquired, through an assumption reinsurance transaction, substantially all of the individual fixed and variable annuity business of HLA. As a result of this transaction, the assets and liabilities of the company increased approximately $1 billion. The excess of liabilities assumed over assets received, of $2, was recorded as a decrease to capital surplus. The impact on consolidated net income was not significant.

     On November 4, 1992, the Company entered into a definitive agreement whereby the Company assumed the contract obligations of Mutual Benefit Life Assurance Corporation's (Mutual Benefit) individual corporate owned life insurance (COLI) contracts. The Company received $5.6 billion in cash and invested assets, $5.3 billion of which were policy loans, from Mutual Benefit for assuming the contract obligations. Simultaneously, the Company coinsured approximately 84% of the contract obligations back to Mutual Benefit, HLR and an unaffiliated reinsurer. In August 1993, the Company received assets of $300 million for assuming the group COLI contract obligations of Mutual Benefit, through an assumption reinsurance transaction. Under the terms of the agreement, the Company coinsured back
     75% of the liabilities to Mutual Benefit.   All  assets supporting Mutual
     Benefit's reinsurance liability to HLIC are placed in a "security trust", with Hartford Life as the sole beneficiary. The impact on 1992 consolidated net income was not significant.

     In 1992, all ordinary individual life insurance written and in force in HLA was assumed by HLIC. As a result of this transaction, the assets of HLIC increased by approximately $437, liabilities increased approximately $403. The excess of assets over liabilities of $34 was recorded as an increase in capital.

5.   PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     The Company's employees are included in Hartford Fire's noncontributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. The Company's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 and the maximum amount that can be deducted for Federal income tax purposes. Generally, pension costs are funded through the purchase of the Company's group pension contracts. The cost to the Company was approximately $2, $3 and $2 in 1994, 1993 and 1992, respectively.

     The Company provides certain health care and life insurance benefits for eligible retired employees. A substantial portion of the Company's employees may become eligible for these benefits upon retirement. Effective January 1, 1992, the Company adopted SFAS No. 106, using the immediate recognition method for all benefits accumulated to date. As of June 1992, the Company amended its plans, effective January 1, 1993, whereby the Company's contribution for health care benefits will depend on the retiree's date of retirement and years of service. In addition, the plan amendments increased deductibles and set a defined dollar cap which limits average company contributions. The effect of these changes is not material. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense, allocated by Hartford Fire, was $1, $1, and $1, for 1994, 1993, and 1992 respectively.

     The assumed rate of future increases in the per capita cost of health care (the health care trendrate) was 11% for 1994, decreasing ratably to 6 % in the year 2001. Increasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. The assumed weighted average discount rate was 8.5%. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of the covered employees.

6.   BUSINESS SEGMENT INFORMATION

The reportable segments and product groups of HLIC and its subsidiaries are:
INDIVIDUAL LIFE AND ANNUITIES (ILAD)
- -Individual life
- -Fixed and variable retirement annuities

ASSET MANAGEMENT SERVICES (AMS)
- -Group Pension Plans products and services
- -Deferred Compensation Plans products and services
- -Structured Settlements and lottery annuities

SPECIALTY
- -Corporate Owned Life Insurance (COLI) and HLR


                                            1994          1993          1992
                                           ------        ------        ------
REVENUES:
ILAD                                          $691          $595          $305
AMS                                            789           794           770
Specialty                                      919           425            96
                                           -------       -------       -------
                                            $2,399        $1,814        $1,171
                                           -------       -------       -------
                                           -------       -------       -------
INCOME BEFORE INCOME TAX:
ILAD                                          $139          $129           $73
AMS                                             38            71            56
Specialty                                       26            18             5
                                           -------       -------       -------
                                              $203          $218          $134
                                           -------       -------       -------
                                           -------       -------       -------
IDENTIFIABLE ASSETS:
ILAD                                       $26,668       $19,147        $9,474
AMS                                         13,334        12,416        11,198
Specialty                                    7,847         6,723         5,910
                                           -------       -------       -------
                                           $47,849     $  38,286     $  26,582
                                           -------       -------       -------
                                           -------       -------       -------

7.   STATUTORY NET INCOME AND SURPLUS

     Substantially all of the statutory surplus is permanently reinvested or is subject to dividend restrictions relating to various state regulations which limit the payment of dividends without prior approval.

     Statutory net income and surplus as of December 31 were:

                                              1994           1993         1992
                                              ----           ----         ----
Statutory net income                           $58            $63          $65

Statutory surplus                             $941           $812         $614

     The Company prepares its statutory financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules.

8.   SEPARATE ACCOUNTS:

     The Company maintains separate account assets and liabilities totaling $22.8 billion and $16.3 billion at December 31, 1994 and 1993, respectively which are reported at fair value. Separate account assets are segregated from other investments and are not subject to claims that arise out of any other business of the Company. Investment income and gains and losses of separate accounts accrue directly to the policyholder. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $14.8 billion and $11.5 billion at December 31, 1994 and 1993, respectively, wherein the policyholder assumes the investment risk, and guaranteed separate account assets totaling $8.0 billion and $4.8 billion at December 31, 1994 and 1993, respectively, wherein the Company contractually guarantees either a minimum return or account value to the policyholder. Investment income (including investment gains and losses) on separate account assets are not reflected in the Consolidated Statements of Income. Separate account management fees, net of minimum guarantees, were $256, $189, and $92, in 1994, 1993, and 1992, respectively.

     The guaranteed separate accounts include modified guaranteed individual annuity, and modified guaranteed life insurance. The average credit interest rate on these contracts is 6.44%. The assets that support these liabilities are comprised of $7.5 billion in bonds and $.5 billion in policy loans. The portfolios are segregated from other investments and are managed so as to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, individual annuity and modified guaranteed life insurance contracts carry a graded surrender charge as well as a market value adjustment. Additional investment risk is hedged using a variety of derivatives which total $(16.2) million in carrying value and $3.2 billion in notional amounts.

9.   COMMITMENTS AND CONTINGENCIES

     In August 1994, HLIC renewed a two year note purchase facility agreement which in certain instances obligates the Company to purchase up to $100 million in collateralized notes from a third party. The Company is receiving fees for this commitment. At December 31, 1994, the Company has not purchased any notes under this agreement.

     In March 1987, HLIC guaranteed the commercial mortgages (principal and accrued interest) that were sold under a pooling and servicing agreement of the same date. Mortgages aggregating approximately $53.0million were sold in this transaction, and the remaining balance on these loans is $21.1 million. There was no impact on operations due to this guarantee.

     Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. The amount of any future assessments on HLIC under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. Additionally, guaranty fund assessments are used to reduce state premium taxes paid by the Company in certain states.

     The Company is involved in various legal actions, some of which involve claims for substantial amounts. In the opinion of management the ultimate liability with respect to such lawsuits, as well as other contingencies, is not considered material in relation to the consolidated financial position of the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Not applicable.

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VIII, Section 1 of the By-laws of Hartford Life Insurance Company provides for indemnification of Directors and Officers as follows:

     "Section 1. The Company shall indemnify and hold harmless each Director and Officer now or hereafter serving the Company, whether or not then in office, from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been a Director or Officer of the Company, or of any other company which he serves as a Director or Officer at the request of the Company, to the extent such is consistent with statutory provisions pertaining to indemnification, and shall provide such further indemnification for legal and/or all other expenses reasonably incurred in connection with defending against such claims and liabilities as is consistent with statutory requirements."

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     Exhibit
     Number    Description                   Method of Filing
    --------   ------------                  -----------------
       1       Underwriting Agreement        Filed with this Registration
                                             Statement

       3(a)    Articles of Incorporation     Filed with this Registration
                                             Statement

       3(b)    By-laws                       Filed with this Registration
                                             Statement

       4(a)    Group Annuity Contract        Filed with this Registration
                                             Statement

       4(b)    Group Annuity Certificate     Filed with this
               Individual Certificate        Registration Statement


       4(c)    Individual Annuity Contract   Filed with this Registration
                                             Statement

       5       Opinion re:  legality         Filed with this Registration
                                             Statement

      23       Consents of experts and       Filed with this
               counsel                       Registration Statement


               Financial Statement           Filed with this Registration
               Schedules                     Statement


Item 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

               ii. To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on this 5th day of April, 1995.

                                             HARTFORD LIFE INSURANCE COMPANY

                                             By /s/ Rodney J. Vessels
                                                -------------------------------
                                                   Rodney J. Vessels
                                                   Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Donald R. Frahm, Chairman and
  Chief Executive Officer, Director *

Bruce D. Gardner, General Counsel
  Corporate Secretary, Director *

Joseph H. Gareau, Executive Vice
  President and Chief Investment
  Officer, Director *

John P. Ginnetti, Senior Vice
 President, Director *

Thomas M. Marra, Senior Vice                 *By: /s/ Rodney J. Vessels
   President, Director *                         ------------------------------
                                                    Rodney J. Vessels
Leonard E. Odell, Jr., Senior                       Attorney-in-Fact
  Vice President, Director *

                                             Dated:        4/5/95
Lowndes A. Smith, President,                        ---------------------------
  Chief Operating Officer,
  Director *

Raymond P. Welnicki, Senior Vice
  President, Director *

Lizabeth H. Zlatkus, Vice President
  Director *

Donald J. Znamierowski, Vice President
  Director *

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
   SCHEDULE 1 - SUMMARY OF INVESTMENTS - OTHER THAN INVESTMENTS IN AFFILIATES
                                DECEMBER 31, 1994
                                  (IN MILLIONS)



                                                                                                AMOUNT
                                                                                               SHOWN ON
                                                                                               BALANCE
                    TYPE OF INVESTMENT                                  COST      FAIR VALUE     SHEET
                    ------------------                                ----------  ----------  ----------
FIXED MATURITIES


Bonds

 U.S. Government and government agencies
 and authorities:

 - guaranteed and sponsored                                           $    1,516  $    1,429  $    1,429

 - guaranteed and sponsored - asset backed                                 4,256       3,763       3,763

 States, municipalities and political subdivisions                           148         137         137

 International governments                                                   189         176         176

 Public utilities                                                            531         500         500

 All other corporate                                                       3,717       3,458       3,458

 All other corporate - asset backed                                        2,442       2,350       2,350

 Short-term investments                                                    1,665       1,616       1,616
                                                                          ------      ------      ------

TOTAL FIXED MATURITIES                                                    14,464      13,429      13,429


EQUITY SECURITIES


Common Stocks - industrial, miscellaneous and all other                       76          68          68
                                                                          ------      ------      ------

TOTAL FIXED MATURITIES AND EQUITY SECURITIES                              14,540      13,497      13,497


Policy loans                                                               2,614       2,614       2,614

Mortgage loans                                                               316         316         316

Other investments                                                            103         109         107
                                                                          ------      ------      ------


TOTAL INVESTMENTS                                                     $   17,573  $   16,536  $   16,534
                                                                          ------      ------      ------
                                                                          ------      ------      ------



Note: Fair values for stocks and bonds approximate those quotations published by applicable stock exchanges or are received from other reliable sources. The fair value for short - term investments approximates cost.

         Policy and mortgage loan carrying amounts approximate fair value.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
               SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION
                                  (IN MILLIONS)



                                                                                          BENEFITS,       AMORTIZ-
                                                                                           CLAIMS         ATION OF
                                                                                          AND CLAIM       DEFERRED
               DEFERRED        FUTURE          OTHER         PREMIUMS         NET          ADJUST-         POLICY          OTHER
                POLICY         POLICY        POLICYHOL-     AND OTHER     INVESTMENT        MENT          ACQUISI-      INSURANCE
              ACQUISITION     BENEFITS       DER FUNDS     CONSIDERA-       INCOME         EXPENSES         TION         EXPENSES
 SEGMENT         COSTS              *                *        TIONS           (1)             (2)           COSTS           (3)
- -----------   -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
 Year ended
 December 31,
    1994
- --------------

I LAD        $      1,708   $        582   $      4,257   $        492  $         199   $        334   $        137   $         80
AMS                   101            845         10,160             39            750            695              8             48
SPECIALTY               0            463          6,911            569            350            376              0            518
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
             $      1,809   $      1,890   $     21,328   $      1,100   $      1,299   $      1,405   $        145   $        646
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------


 Year ended
 December 31,
    1993
- --------------




I LAD        $      1,237   $        428   $      3,535   $        423   $        172    $       249    $        97   $        120
AMS                    97            703          9,026             35            759            662             16             45
SPECIALTY               0            528          5,673            289            136            135              0            272
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
             $      1,334   $      1,659   $     18,234   $        747   $      1,067   $      1,046   $        113   $        437
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------


 Year ended
 December 31,
    1992
- -------------

I LAD        $        698   $      1,115   $      1,004   $        178   $        127   $        104   $         49   $         79
AMS                   101            583          8,256             27            743            657              6             51
SPECIALTY               0             46          5,822             54             42             36              0             55
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------

             $        799   $      1,744   $     15,082   $        259   $        912   $        797   $         55   $        185
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------

(*)  As Restated

(1) Investment income is allocated to the segments based on each segment's share of investable funds or on a direct basis, where applicable, including realized capital gains and losses.

(2) Benefits, claims and claim adjustment expenses includes the increase in liability for future policy benefits and death, disability and other contract benefit payments.

(3) Other insurance expenses are allocated to the segments based on specific identification, where possible, and related activities, including dividends to policyholders.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                            SCHEDULE IV - REINSURANCE
                                  (IN MILLIONS)




                                                                                                                   PERCENTAGE
                                                           CEDED TO             ASSUMED                            OF AMOUNT
                                        GROSS                OTHER            FROM OTHER              NET           ASSUMED
                                        AMOUNT             COMPANIES           COMPANIES            AMOUNT           TO NET
                                       ---------           ---------           ---------           ---------        ---------
YEAR ENDED DECEMBER 31, 1994


LIFE INSURANCE IN FORCE              $   136,929         $    87,553         $    35,016         $    84,392            41.5%
                                       ---------           ---------           ---------           ---------

Premiums and other considerations
  ILAD                               $       448         $        71         $       106         $       483            22.0%
  AMS                                         39                   0                   0                  39             0.0%
  Specialty                                  521                 140                 188                 569            33.0%
  Accident and Health                        308                 304                   5                   9            55.6%
                                       ---------           ---------           ---------           ---------
TOTAL                                $     1,316                 515                 299               1,100            27.2%
                                       ---------           ---------           ---------           ---------
                                       ---------           ---------           ---------           ---------


YEAR ENDED DECEMBER 31, 1993

LIFE INSURANCE IN FORCE              $    93,099         $    71,415        $     27,067        $     48,751            55.5%
                                       ---------           ---------           ---------           ---------

Premiums and other considerations
  ILAD                               $       417         $        85        $         91        $        423            21.5%
  AMS                                         25                   0                   0                  25             0.0%
  Specialty                                  386                  97                   0                 289             0.0%
  Accident and Health                        307                 299                   2                  10            20.0%
                                       ---------           ---------           ---------           ---------
TOTAL                                $     1,135         $       481        $         93        $        747            12.4%
                                       ---------           ---------           ---------           ---------
                                       ---------           ---------           ---------           ---------

YEAR ENDED DECEMBER 31, 1992

LIFE INSURANCE IN FORCE              $    44,661         $    64,207         $    51,430         $    31,884           161.3%
                                                                               ---------           ---------

Premiums and other considerations
  ILAD                               $       208         $        71         $        27         $       164            16.5%
  AMS                                         27                   0                   0                  27             0.0%
  Specialty                                  153                  99                   0                  54             0.0%
  Accident and Health                        292                 281                   3                  14            21.4%
                                       ---------           ---------           ---------           ---------
TOTAL                                $       680         $       451         $        30         $       259            37.9%
                                       ---------           ---------           ---------           ---------